As filed with the Securities and Exchange Commission on August 5, 1997
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933

                              WESTOWER CORPORATION
                 (Name of small business issuer in its charter)

        Washington                       1623                 91-1825860
(State or jurisdiction of    (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)Classification Code Number) Identification Number)

                              Westower Corporation
                               7001 NE 40th Avenue
                           Vancouver, Washington 98661
                                 (360) 750-9355
                   (Address and telephone number of principal
               executive offices and principal place of business)

                                 Calvin J. Payne
                              Westower Corporation
                               7001 NE 40th Avenue
                           Vancouver, Washington 98661
                                 (360) 750-9355
            (Name, address and telephone number of agent for service)

                         Copies of all communications to:
                                                Thomas W. Hughes, Esq.
  Maurice J.  Bates, Esq.                       Lisa N. Tyson, Esq.
  Maurice J. Bates L.L.C.                       Winstead Sechrest & Minick P.C.
  8214 Westchester Drive, Suite 500             1201 Elm Street, Suite 5400
  Dallas, Texas 75225                           Dallas, Texas 75201
  (214) 692-3566                                (214) 745-5201
  214) 987-2091 FAX                             (214) 745-5390 FAX
         Approximate date of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Continued from previous page

                        CALCULATION OF REGISTRATION FEE

                                         Proposed      Proposed
Title of Each                            Maximum       Maximum
Class of Security            Amount      Offering      Aggregate      Amount of
To Be                         to be      Price Per     Offering     Regsitration
Registered                 Registered    Security        Price             Fee
Units                       1,150,000      $7.50      $8,625,000         $1,725
Common Stock,  par
value $0.01 (2)             1,150,000        (2)             (2)             (2)

Redeemable Common Stock
  Purchase Warrants (2)     1,150,000        (2)             (2)             (2)

Common Stock, par
value $0.01 (3)             1,150,000      $9.00     $10,350,000         $2,070

Underwriter's Warrants (4)    100,000      $0.01            $100             $1

Units Underlying the
  Underwriter's Warrants      100,000      $9.00        $900,000           $180

Common Stock,  par
value $0.01(5)                100,000        (5)             (5)             (5)

Redeemable Common Stock
  Purchase Warrants           100,000        (5)             (5)             (5)

Common Stock, par
value $0.01(6)                100,000      $9.00        $900,000           $180

Total                                                                    $4,156

(1) Estimated solely for the purpose of calculating the  registration  fee.

(2) Included in the Units.  No  additional  registration  fee is  required.

(3) Issuable  upon exercise of Redeemable  Common Stock  Purchase  Warrants.

     Pursuant to Rule 416 there are also registered an indeterminate number of shares of Common Stock, which may be issued pursuant to the anti-dilution provisions applicable to the Redeemable Common Stock Purchase Warrants, the Underwriter's Warrants and the Redeemable Common Stock Purchase Warrants issuable under the Underwriter's Warrants.

(4) Underwriter's Warrants to purchase up to 100,000 Units, consisting of an aggregate of 100,000 shares of Common Stock and 100,000 Warrants.

(5) Included in the Units underlying the Underwriter's Warrants. No additional registration fees are required.

(6) Issuable upon exercise of Redeemable Common Stock Purchase Warrants under-lying the Underwriter's Units.

                              Westower Corporation
             Showing Locations in Prospectus of Required Information

Form SB-2 Item and Caption                                Location in Prospectus
1.  Front of Registration Statement
    and Outside                           Front Cover of Prospectus
    Cover of Prospectus                   Outside Front Cover Page
2.  Inside Front and Outside Back
    Cover Pages of Prospectus             Inside Front and Outside Back Cover
                                          Pages;
3.  Summary Information and
    Risk Factors                          Prospectus Summary; Risk Factors
4.  Use of Proceeds                       Use of Proceeds
5.  Determination of Offering Price       Outside Front Cover Page; Underwriting
6.  Dilution                              Dilution
7.  Selling Security Holders              Principal and Selling Shareholders
8.  Plan of Distribution                  Outside Front Cover Page; Underwriting
9.  Legal Proceedings                     Business
10. Directors, Executive Officers,
    Promoters and Control Persons         Management
11. Security Ownership of Certain
    BeneficialOwners and Management       Principal and Selling Shareholders
12. Description of Securities             Description of Securities
13. Interest of Named Experts
    and Counsel                           Legal Matters; Experts
14. Disclosure of Commission
    Position on Indemnification for
    Securities Act Liabilities            Underwriting
15. Organization Within Last 5 Years      *
16. Description of Business               Business
17. Management's Discussion and
    Analysis or Plan of Operation         Management's Discussion and Analysis
                                          or Plan of Operation
18. Description of Property               Business
19. Certain Relationships and
    Related Transactions                  Certain Relationships and Related
                                          Transactions
20. Market for Common Equity
    and Related Stockholder Matters       Risk Factors; Discription of
                                          Securities; Shares Eligible for Future
                                          Sale
21. Executive Compensation                Management
22. Financial Statements                  Financial Statements
23. Changes in and Disagreements
    with Accountants on Accounting
    and Financial Disclosure              *
24. Imdemnification of Directors
    and Officers                          Management
------------
* Not Applicable

                   SUBJECT TO COMPLETION, DATED AUGUST 5, 1997

PROSPECTUS
                              Westower Corporation
                                 1,000,000 Units
               Consisting of 1,000,000 Shares of Common Stock and
               1,000,000 Redeemable Common Stock Purchase Warrants
         Westower Corporation (the "Company") is hereby offering 1,000,000 Units, each unit (the "Unit") consisting of one share (the "Shares") of Common Stock, $0.01 par value (the " Common Stock"), and one Redeemable Common Stock Purchase Warrant (the "Warrants") . The Units, the Shares and the Warrants offered hereby are referred to collectively as the "Securities." The Shares and Warrants included in the Units may not be separately traded until ,1998 [six months after the date of this Prospectus], unless earlier separated upon three days' prior written notice from National Securities Corporation (the "Representative") to the Company. Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $9.00 per share, commencing at any time after the Common Stock and Warrants become separately tradable and until ,2002 [five years from the date of this Prospectus]. Commencing on [six months from the date of this Prospectus], the Warrants are subject to redemption by the Company at $0.05 per Warrant at any time on thirty days prior written notice, provided that the closing price quotation for the Common Stock has equalled or exceeded $15.00 for ten consecutive trading days. The Warrant exercise price is subject to adjustment under certain circumstances. See "Description of Securities."

         Prior to this offering, there has been no public market for the Securities, and there can be no asssurance that an active market will develop. It is currently anticipated that the initial public offering price of the Units will be $7.50 per Unit. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Company has applied to list the Units , Common Stock and Warrants on the American Stock Exchange under the symbols "WTCU" ,"WTC" and "WTCW", respectively. There can be no assurance that the application for listing on the American Stock Exchange will be approved.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF CONCERNING THE COMPANY AND THIS OFFERING. PROSPECTIVE INVESTORS SHOULD ALSO CONSIDER THE FACT THAT THEIR INVESTMENT WILL RESULT IN IMMEDIATE SUBSTANTIAL DILUTION. SEE "DILUTION." THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                         Underwriting
                      Price to           Discounts and             Proceeds to
                       Public             Commissions(1)           Company(2)
Per Unit.....           $7.50                $0.75                     $6.75
Total  (2)(3).......  $7,500,000            $750,000                $6,750,000

(1) In addition, the Company has agreed to pay the Representative, a 2.00% nonaccountable expense allowance and to sell to the Underwriter warrants exerciseable for four years commencing one year from the date of this Prospectus to purchase 100,000 Units at 120% of the public offering price (the "Underwriter's Warrants"). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 , as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting estimated expenses of $500,000 payable by the Company, including the Representative's 2.00% nonaccountable expense allowance.
(3) Certain Selling Shareholders (the "Selling Shareholders") have granted to the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 150,000 Units, on the same terms set forth above, solely for the purpose of covering over-allotments, if any. The Shares included in the Units which are subject to the Underwriter's over-allotment option will be purchased from the Selling Shareholders, and the Company will not receive any proceeds from the sale of such Shares. The Warrants included in the Units which are subject to the Underwriter's over-allotment option will be issued by the Company. If the Underwriter's over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will be $8,625,000, $862,500, $6,750,000 and
     $1,012,500. See "Principal and Selling Shareholders" and "Underwriting."

         The Securities are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the offering without notice and to reject any order, in whole or in part. It is expected that delivery of Common Stock and Warrant certificates will be made against payment therefor at the offices of the Underwriter in Seattle, Washington on or about , 1997.

                       National Securities Corporation The
                       Date of this Prospectus is , 1997.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                             ADDITIONAL INFORMATION

         The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, including any amendments thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirely by such reference. The Registration Statement and the exhibits and the schedules thereto filed with the Commission may be inspected, without charge, at the office of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

         As a result of this offering, the Company will become subject to the reporting requirements of the Exchange Act, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. The Company will furnish its shareholders with annual reports containing audited consolidated financial statements certified by independent public accountants following the end of each fiscal year, proxy statements and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.


         The Company has applied to list the Securities on the American Stock Exchange. If the Company's application is accepted, then reports, proxy statements and other information concerning the Company will be available for inspection at the principal office of the American Stock Exchange at 86 Trinity Place, New York, New York, 10006. There is no assurance the Securities will be accepted for listing.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information herein is presented on the basis that the Underwriter's over-allotment option and the Underwriter's warrants are not exercised. The Securities offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors."


                                   The Company


     Westower Corporation ("Westower" or the "Company") was incorporated in Washington State in June 1997 for the purpose of acquiring Westower Holdings Ltd., a Wyoming corporation ("Holdings") which owns all of the outstanding stock of Westower Communications Ltd., a British Columbia Canada corporation and Westower Communications Inc., a Washington corporation. Westower and its wholly-owned subsidiaries are collectively referred to herein as the "Company."

     The Company designs, builds and maintains wireless communications transmitting and receiving facilities for providers of wireless communication services, including U. S. Cellular, Western Wireless, Cantel, AT&T, Sprint Cellular, and Microcell. These facilities are presently constructed for use with microwave, cellular telephone, pager, and specialized mobile radio technologies. Although bids for the installation or modification of communications facilities are normally requested on a fixed price basis, the Company will, if requested, provide such services on a time and materials basis. A contract for the installation of cellular transmitting and receiving facilities may require the Company to develop the location, including roads and grading, to install the tower antennae and lines, assemble electronic components and to test the installation's equipment. In such instances, the Company subcontracts road or cement work required under the contract, performing the balance of the work with its own employees. The service provider supplies most of the material used in the installation process, and the Company's major cost is the cost of its employees and subcontracted labor. Demand for the Company's services often exceeds its ability to supply those services, and in such situations the Company subcontracts with smaller enterprises to provide work normally performed by the Company. Subcontracting permits the Company to evaluate the subcontractor's quality and review the subcontractor as a potential candidate for acquisition.

     The Company commenced business in 1990 as Westower Communications Ltd. and emphasized design, construction, maintenance and modification of microwave and cellular towers for telephone, broadcast and utility companies. The Company continues these activities, but with the advent of cellular telephones and personal communication systems ("PCS"), now designs and installs rooftop and other transmission and receiving facilities. A portion of the Company's revenues is still derived from installation of microwave facilities and the installation of related electronic equipment. However, the rapid growth of the use of cellular telephones has resulted in the installation of cellular transmitting and receiving facilities being an increasingly significant component of revenues. The Company is also a partner in a limited partnership which owns communication towers which are leased to a telephone company.

     The Company's strategy will be to capitalize on the demand for wireless infrastructure building and implementation services by continuing to expand its workforce and geographic presence in the marketplace. To accomplish these objectives, the Company intends to (i) continue its geographic expansion by opening new regional offices when demand for the Company's services or acquisition opportunities make such expansion feasible, (ii) continue to enhance its indigenous new employee hiring, training and retention programs as a method for attracting, training and retaining new, highly skilled workers, and (iii) continue to seek to acquire other companies engaged in the wireless infrastructure building and implementation services and wireless infrastructure electrical design and engineering services businesses that have good reputations
for      quality       service      and      highly       skilled       workers.


     The Company's principal operations are in Washington, Oregon, Idaho, British Columbia, Alberta, and Canada's Northern Territories. The Company's headquarters are located at 7001 NE 40 Avenue, Vancouver, Washington 98661. The telephone number at that location is (360) 750-9355, and its fax number is (360) 750-9354.

                                  The Offering



     Securities  offered  hereby...................  1,000,000 Units,  each Unit consisting of one share of Common Stock and one Warrant, each Warrant entitling the holder to purchase one share of Common Stock at a price of $ 9.00 per share until _______ , 2002 [5 years after the date of this Prospectus]. See "Description of Securities."


Description of the Warrants The Warrants are not immediately exercisable and are not transferable separately from the Shares until _______, 1998 [six months after the date of this Prospectus]. The Warrants are redeemable by the Company at $0.05 per Warrant under certain conditions. See "Description of Securities."

     Common Stock to be outstanding  after the  Offering........................
4,000,000 Shares (1)(2)

     Warrants  to  be  outstanding  after  the   Offering.......................
1,000,000 Warrants (2)(3)

     Use of Proceeds.............................  Acquisitions, working capital and other general corporate purposes. See "Use of Proceeds."

     Risk Factors................................  The Securities offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Proposed American Stock Exchange Symbols

    Units...................................     "WTC.U"
    Common Stock............................     "WTC"
    Warrants................................     "WTC.WS"
-------
(1) Does not include 400,000 shares of Common Stock reserved for issuance upon exercise under the Company's stock option plan. See "Management - Benefit Plan."
(2) Does not include an aggregate up to 1,350,000 shares issuable upon exercise of (i) the Warrants (ii) the Underwriter's over-allotment option and (iii) the Underwriter's Warrants.
(3) Does not include up to 150,000 Warrants issuable upon exercise of the Underwriter's over-allotment option or the 100,000 Warrants underlying the Underwriter's Warrants.

                         Selected Financial Information

     The following selected financial data has been derived from the audited balance sheet of the Company as of February 28, 1997, audited income statements for the two years ended February 28, 1997 and unaudited financial statements for the three months ended May 31, 1997 and 1996. This selected financial data should be read in conjunction with the financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "Financial Statements."

                                    Year Ended February 28,   Three Months Ended
                                                                    May 31,
                                       1996         1997       1996      1997
                                       ----         ----       ----      ----
Operating Data:

Construction Revenues               $5,267,095 $11,718,679 $1,881,332 $3,288,173

Costs of Construction                3,963,383   8,661,692  1,361,943  2,385,913
General and Administrative             847,172   1,175,980    200,805    325,923
                                   ----------- -----------  --------- ----------
Earnings before the following:(1)      456,540   1,881,007    318,584    576,337
    Management bonuses                 117,530     756,293
    Income tax                          93,055     422,349    124,000    219,000
                                   ----------- -----------  --------- ----------
Net income                            $245,955    $702,365   $194,584   $357,337

Earnings Per Share                      $0.08       $0.23      $0.06      $0.12


Balance Sheet Data:

                          February 28,         May 31,              May 31,
                              1997               1997                 1997
                          -----------      ------------           ---------
                                           (unaudited)           As Adjusted (3)

Working capital           $ (196,789)      $     67,543          $ 5,762,070
Current assets             2,455,175          3,732,278            9,426,805
Current liabilities        2,651,964          3,664,735            3,664,735
Total assets               4,076,584          5,490,287           11,184,814
Total liabilities          3,373,320          4,399,861            3,844,388
Shareholders equity          703,264          1,090,426            7,340,426
Shares Outstanding         3,000,000 (2)      3,000,000 (2)        4,000,000

-------
(1) Earnings before management bonuses are disclosed because such bonuses were primarily determined for income tax planning purposes associated with private companies and are not indicative of future operations.
     Plan."

(2) Does not include 400,000 shares of Common Stock reserved for issuance upon exercise under the Company's stock option plan. See "Management - Benefit

(3) Adjusted to reflect the sale of the Units offered by this prospectus at an assumed offering price of $7.50 per Unit and application of the net proceeds of $6,250,000.

                                  RISK FACTORS

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

Dependence On The Wireless Communications Industry

         The Company is dependent on the continued growth, viability and financial stability of its customers, which are in turn substantially dependent on the continued growth, viability and financial stability of the wireless communications industry. The wireless communications industry is highly competitive and has been characterized by rapid technological and regulatory change. Examples of recent technological changes include the advent or continued rapid development of new or enhanced wireless communications technologies such as PCS, Enhanced Specialized Mobile Radio and satellite-based wireless communications technologies. These technological changes could reduce, delay or make unnecessary the expansion or construction of new wireless communications networks, which in turn could render the Company's products and services obsolete or noncompetitive or otherwise reduce the demand for such products and services. An example of regulatory changes affecting the industry include the enactment of the Telecommunications Act of 1996 which is expected to cause significant changes in existing regulation of the telecommunications industry that are intended to promote the competitive development of new services, to expand public availability of telecommunications services and to streamline regulation of the industry. In addition, many of the Company's customers are affected by general economic conditions. Any downturn or other disruption of the wireless communications industry caused by adverse competitive developments, technological changes, government regulation or other factors would have a material adverse affect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence Upon Key Personnel

     The business of the Company is substantially dependent on the efforts of Calvin J. Payne, its President and Chief Executive Officer, and S. Roy Jeffrey its Chief Operating Officer. The Company does not have an employment contract with Mr. Payne or Mr. Jeffrey and the loss of either would have a material adverse effect on the Company's operations. Although the Company has agreed to obtain key-man insurance in the face amount of $3,000,000 on the lives of Mr. Payne and Mr. Jeffrey, there can be no assurance that it will be able to obtain such insurance or that such amount will be sufficient to compensate the Company for the loss of either individual's services. See "Management." Acquisitions

         The Company plans to grow through acquisitions. The success of this strategy is strongly affected by personnel in the acquired organization satisfactorily continuing employment with the Company after the acquisition. The Company plans to utilize employment agreements in connection with acquisitions. However, there can be no assurance that employees of an acquired enterprise will remain with the Company or perform satisfactorily as employees of the Company. At present, the Company is not engaged in the negotiation of any such acquisitions and there is no assurance and no representation is made that the Company will be successful in the negotiations of any acquisitions and, if so, on terms that will be beneficial to the Company.

Employee Turnover

         Employees of the Company travel extensively away from home. In addition, the industry's work requires long hours and often requires working at heights. These aspects of the industry's work environment contribute to a high rate of employee turnover, particularly with inexperienced employees. The Company is developing training programs and additional hiring procedures to reduce employee turnover. Part of the Company's acquisition program is to acquire similar businesses and retain their experienced work force that is familiar with the nature of the industry's work environment. See "Business - Employees."

Mobile Communications Health Risk

         Recently, certain consumers have alleged that serious health risks have resulted from the use of portable mobile communications devices. Motorola and other equipment manufacturers have made public announcements indicating their belief that no health risks exist from using mobile communications devices and Motorola has made public certain internal company studies supporting this position. In addition, there has been recent litigation involving electromagnetic radiation, however, there has been no convincing evidence to support the contention that exposure to electromagnetic fields causes demonstrable health risks. The actual or perceived health risk of mobile communications devices could adversely affect mobile communications service providers through reduced subscriber growth rate and reduced network usage per subscriber, thus reducing the need for the Company's services.

Siting Moratoria

         Some local and state regulators have opposed the construction of new antenna sites citing alleged health risks associated with radio frequency, aesthetics, or other reasons. Furthermore, some property owners have refused the installation of antennas on their property because of the potential reaction of tenants to alleged health risks. Industry sources estimate there are currently 200 proposed antenna sites which are delayed due to local or state moratoria or delays. The Federal Communications Commission ("FCC") is expected to propose guidelines in this regard. However, there is no assurance any FCC guidelines will be effective in removing moratoria or eliminating delays. The moratoria and delays could adversely affect wireless communication providers which would also adversely affect the Company's growth.

Competition

         Historically, the industry for wireless infrastructure building and implementation services has been highly competitive but also highly fragmented. As such, most participants in this industry have been relatively small firms of three to fifty employees. However, the Company has also faced competition in the market for wireless infrastructure building and implementation services from wireless communications equipment manufacturers which provide such services in conjunction with the sale of wireless communications equipment. While the industry continues to be comprised predominately of these smaller firms, over the past two years, the increased demand for wireless infrastructure building and implementation services has motivated other competitors to enter the market. These new competitors include, but are not limited to, traditional, non-wireless engineering and construction companies and non-wireless subcontractors who have begun to enter the market either alone or in conjunction with wireless equipment manufacturers. In addition, the Company faces competition in the market for wireless infrastructure electrical design and engineering services from stand-alone electrical engineering and design firms, other providers of wireless infrastructure building and implementation services and wireless communications equipment manufacturers. Many of these new competitors as well as many of the Company's historical competitors have significantly greater financial and other resources than the Company. As demand for wireless infrastructure building and implementation services increases, the Company expects that more non-traditional competitors will enter the market and provide increased competition to the Company. See "Business - Competitive Environment."

Government Regulation

         The wireless communications industry is subject to regulation by state regulatory agencies, the FCC, the Canadian Radio and Telecommunications Commission, Congress, the courts and other governmental bodies. There can be no assurance that any of these governmental bodies will not adopt or change regulations or take other actions that would adversely affect the wireless communications industry and the Company's business, financial condition and results of operations.

         In addition, the Federal Telecommunications Act of 1996 is expected to cause significant changes in existing regulation of the telecommunications industry that are intended to promote the competitive development of new services, to expand public availability of telecommunications services and to streamline regulation of the industry. These changes include requirements that local exchange carriers must: (i) permit other competitive carriers, which may include many wireless communications service providers, to interconnect to their networks; (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks and (iii) offer resale of their local loop facilities. The implementation of these requirements by the FCC and state authorities potentially involves numerous changes in established rules and policies that could adversely affect the wireless communications industry and the Company's business, financial condition and results of operations.

         In addition, the construction and installation of wireless transmitting and receiving facilities are often subject of state or local zoning, land use and other regulation. Such regulation may include zoning, environmental and building permit approvals or other state or local certification. The Telecommunications Act of 1996 provides that state and local authority over the placement, construction and modification of personal wireless services (including cellular, and other cellular mobile radio services ("CMRS") and unlicensed wireless services) shall not prohibit or have the effect of prohibiting personal wireless services or unreasonably discriminate among providers of functionally equivalent services. Although state and local zoning authorities retain their rights over land use, their actions cannot have the effect of banning wireless services or picking and choosing among similar wireless providers.

Changing Technology

         Wireless telecommunications generally, and cellular telephone services and personal communications systems in particular, are relatively new technologies. Presently cellular telephones are predominately based on analog technologies. Management expects a transition to digital cellular telephone technologies will continue to be implemented in the near future. The Company constructs facilities used in wireless communications, regardless of the technology implemented, and plans to construct facilities for use in wireless communications regardless of which new technology emerges. However, there can be no assurance that the Company will adapt in the future as it has in the past to new technologies, that any new technology will require the services of the Company, or that any new technology will not reduce or adversely modify the services that the Company is able to provide. In addition, new technologies may require different disciplines or skills than those presently possessed by existing employees and the costs and delay incurred in training or hiring new employees may have a material adverse effect on the operations of the Company.

Transactions with Affiliates

         The Company has engaged in a number of transactions with affiliates. While management believes that the transactions with affiliates are at prices believed to be reasonable and fair, such transactions could give rise to preferential treatment. The Company anticipates that transactions with affiliates will continue, but that in the future, all such transactions will be approved by the disinterested directors of the Company's Board. See "Certain Relationships and Related Transactions."

Absence of Prior Public Market - American Stock Exchange Listing

         Prior to this offering, there has been no public market for the Common Stock or the Warrants. The Company has applied to have its securities listed on the American Stock Exchange. Such listing, if granted, does not imply that a meaningful, sustained market for the Common Stock or Warrants will develop. There can be no assurance that an active trading market for the Common Stock or Warrants offered hereby will develop or, if it should develop, will continue. There is no assurance the Company's securities will be approved for listing.

Risk of Redemption of Warrants

         Commencing six months from the date of this Prospectus, the Company may redeem the Warrants for $.05 per Warrant, provided that the closing sale price of the Common Stock on the American Stock Exchange has been at least $15.00 for ten consecutive trading days ending within fifteen days of the notice of redemption. Notice of redemption of the Warrants could force the holders thereof: (i) to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous or difficult for the holders to do so, (ii) to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or (iii) to accept the redemption price, which is likely to be less than the market value of the Warrants at the time of the redemption. See "Description of Securities - Warrants."

Investors May Be Unable to Exercise Warrants

         For the life of the Warrants, the Company will use its best efforts to maintain a current effective registration statement with the Commission relating to the shares of Common Stock issuable upon exercise of the Warrants. If the Company is unable to maintain a current registration statement the Warrant holders would be unable to exercise the Warrants and the Warrants may become valueless. Although the Underwriters have agreed to not knowingly sell the Warrants in any jurisdiction in which the shares of Common Stock issuable upon exercise of the Warrants are not registered, exempt from registration or otherwise qualified, a purchaser of the Warrants may relocate to a jurisdiction in which the shares of Common Stock underlying the Warrants are not so registered or qualified. In addition, a purchaser of the Warrants in the open market may reside in a jurisdiction in which the shares of Common Stock underlying the Warrants are not registered, exempt or qualified. If the Company is unable or chooses not to register or qualify or maintain the registration or qualification of the shares of Common Stock underlying the Warrants for sale in all of the states in which the Warrantholders reside, the Company would not permit such Warrants to be exercised and Warrant holders in those states may have no choice but to either sell their Warrants or let them expire. Prospective investors and other interested persons who wish to know whether or not shares of Common Stock may be issued upon the exercise of Warrants by Warrant holders in a particular state should consult with the securities department of the state in question or send a written inquiry to the Company.
See "Description of Securities - Warrants."

Arbitrary Determination of Offering Price

         The public offering price for the Units offered hereby was determined by negotiation between the Company and the Representative, and should not be assumed to bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. Recent history relating to the market prices of newly public companies indicates that the market price of the Securities following this offering may be highly volatile. See "Underwriting."

Immediate Substantial Dilution

         The Company's current shareholders acquired their shares of Common Stock at a cost substantially below the price at which such shares are being offered in this offering. In addition, the initial public offering price of the shares of Common Stock included in the Units being offered in this offering will be substantially higher than the current book value per share of Common Stock. Consequently, investors purchasing shares of Common Stock included in the Units being offered in this offering will incur an immediate and substantial dilution of their investment insofar as it relates to the resulting book value of Common Stock after completion of this offering. See "Dilution."

Payment of Dividends

         The Company has never paid cash dividends on the Common Stock, and does not anticipate that it will pay cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its earnings, financial condition and such other factors as the Board of Directors of the Company may consider relevant. The Company currently plans to retain any earnings to provide for the development and growth of the Company. See "Dividend Policy."

Shares Eligible for Future Sale

         Upon completion of this Offering, the Company's current shareholders will own 3,000,000 shares of Common Stock, which will represent 75.0% of the then issued and outstanding shares of Common Stock (71.3% if the Underwriter's Over-allotment Option is exercised in full). 3,000,000 of such restricted securities have been held for more than two years and will be eligible for resale under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), subject to volume limitations, beginning 90 days after the date of this Prospectus (2,850,000 if the over-allotment option is exercised in full). Sales of significant amounts of Common Stock by current shareholders in the public market after this offering could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale" and "Principal and Selling Shareholders."

Use of Proceeds for Unspecified Acquisitions

         The Company intends to utilize substantially all of the net proceeds of this offering for the purpose of acquisitions, joint ventures and other similar business opportunities. Under Washington law, transactions of this nature do not require shareholder approval except when accomplished through a merger or consolidation. Accordingly, purchasers in this offering will necessarily rely to a large degree upon the judgment of management of the Company in the utilization of the net proceeds of this offering. The Company does not now have any agreements  or  commitments  with  respect  to any  specific  transactions,  and management has not established specific criteria to be used in making the determination as to how to invest these proceeds. See "Business-Recent Developments" and "Use of Proceeds."

Substantial Shares of Common Stock Reserved

         The Company has reserved 400,000 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to the Company's Stock Option Plan. The existence of these options and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See " Management - Stock Option Plan."

Effect of Outstanding Warrants and Underwriter's Warrants.

         Until the date five (5) years following the date of this Prospectus, the holders of the Warrants and Underwriter's Warrants are given an opportunity to profit from a rise in the market price of the Common Stock, with a resulting dilution in the interests of the other shareholders. The shares of Common Stock underlying the Underwriter's Warrants have certain registration rights. Further, the terms on which the Company might obtain additional financing during that period may be adversely affected by the existence of the Warrants and Underwriter's Warrants. The holders of the Warrants and Underwriter's Warrants may exercise the Warrants and Underwriter's Warrants at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided herein. The Company has agreed that, under certain circumstances, it will register under federal and state securities laws the Underwriter's Warrants and/or the securities issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when it could not afford such expenditures and may adversely affect the terms upon which the Company may obtain financing. See "Description of Securities" and "Underwriting."

Representative's Influence on the Market

         A significant amount of the securities offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Representative. Although it has no obligation to do so, the Representative may otherwise effect transactions in such securities. Such market making activity may be discontinued at any time. If it participates in the market, the Representative may exert a dominating influence on the market, if one develops, for the securities described in this Prospectus. The price and liquidity of the Common Stock and Warrants may be significantly affected by the degree, if any, of the Representative's participation in such market.

         In addition, the Company has agreed to solicit exercises of the Warrants solely through the Representative and to pay the Representative certain compensation in connection therewith. Unless the Representative complies with Rule 10b-6A under the Securities Exchange Act of 1934 (the "Exchange Act") or is granted an exemption by the Commission from Rule 10b-6 promulgated under the Exchange Act, the Representative will be prohibited from engaging in any market making activities with regard to the Company's securities for the period from two or nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Warrants until the latter of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative may be unable to continue to provide a market for the Company's securities during such periods while the Warrants are exercisable. See "Description of Securities-Warrants" and "Underwriting."

                                 USE OF PROCEEDS

         The net proceeds of this offering to the Company are anticipated to be $6,250,000, assuming a public offering price of $7.50 per Unit and after deducting $500,000 of expenses relating to the offering. The Underwriter's over-allotment option will be fulfilled with shares held by the Selling Shareholders See "Principal and Selling Shareholders." The Company intends to use the net proceeds as follows:

                                                          Amount            %
Debt and Liabilities Retirement (1)                  $     555,473          9%
Capital Assets (2)                                         400,000          6%
Working Capital (3)                                      5,294,527         85%
                                                     -------------       -----
                                                      $  6,250,000        100%
---------------

     (1) $352,000 of such debt has an interest rate of 5%, and the remaining $203,473 is interest free. All $555,473 is owed to officers and directors of the Company. See "Certain Relationships and Related Transactions."

     (2) The Company intends to use up to $400,000 of the proceeds of this offering to construct buildings on land it currently owns and intends to open an office in the Seattle, Washington area.

     (3) The Company may also use a portion of the proceeds from this offering to take advantage of future business opportunities as a part of its expansion plans, although the Company has not identified any specific businesses it intends to acquire and has not entered into negotiations with respect to any acquisitions. Pending application of the net proceeds of this offering, the Company may invest the net proceeds from this offering in interest-bearing savings accounts, United States Government obligations, certificates of deposit or short-term interest-bearing securities.



                                 DIVIDEND POLICY

         The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. The Company's Board of Directors currently plans to retain earnings for the development and expansion of the Company's business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

                                    DILUTION

         As of May 31, 1997, the pro forma net tangible book value of the Company was $7,312,707 or $1.83 per share of Common Stock. The historical net tangible book value of the Company was $1,026,616 or $.34 per share of Common Stock. The net tangible book value of the Company is the aggregate amount of its tangible assets less its total liabilities. The net tangible book value per share represents the total tangible assets of the Company, less total liabilities of the Company, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 1,000,000 Units (1,000,000 shares of Common Stock and 1,000,000 Warrants) at an assumed offering price per Unit of $7.50, or $7.50 per share of Common Stock (no value assigned to the Warrants) and the application of the estimated net proceeds therefrom, the pro forma net tangible book value per share would increase from $0.34 to $1.83. This represents an immediate increase in net tangible book value of $1.49 per share to current shareholders and an immediate dilution of $5.67 per share to new investors or 75.6%, as illustrated in the following table:

  Public offering price per Share                                          $7.50
  Net tangible book value per Share before this offering           $0.34
  Increase per share attributable to new investors                  1.49
                                                                   -----
  Adjusted net tangible book value per share after this offering           $1.83
  Dilution per share to new investors                                      $5.67
  Percentage dilution                                                      75.6%

         The following table sets forth as of May 31, 1997, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the Units to be purchased from the Company and total consideration to be paid by new investors (before deducting underwriting discounts and other estimated expenses) at an assumed offering price of $7.50 per share.


                         Shares Purchased    Total Consideration  Average Price
                         Number     Percent    Amount    Percent    Per Share
Current shareholders    3,000,000    75.0%      30,000       .4%   $    .01
New investors           1,000,000    25.0%   7,500,000     99.6%   $   7.50 (3)
                        ---------  ------    ---------    -----
     Total              4,000,000(1)100.0%   7,530,000(2) 100.0%
                        =========   =====    =========    =====

--------
 (1) Does not include a total of 1,750,000 shares of Common Stock issuable upon the exercise of: (i) the Warrants or the Underwriter's Warrants, (ii) the Underwriter's over-allotment option, or (iii) available employee stock options. To the extent that these options and warrants are exercised, there will be further share dilution to new investors.

(2) Sales by certain Selling Shareholders upon exercise of the Underwriter's over-allotment option will reduce the number of shares of Common Stock owned by current shareholders to 2,850,000 or 71.25% of the total number of shares to be outstanding after the offering and will increase the number of shares held by new investors to 1,150,000 or 28.75% of the total number of shares to be outstanding after the offering. See "Principal and Selling Shareholders."

 (3) This amount assumes the attribution of the Unit purchase price solely to the Common Stock included in each Unit. See "Use of Proceeds."

                                 CAPITALIZATION

         The following table sets forth the pro forma short-term debt and capitalization of the Company as of May 31, 1997 and as adjusted to give effect to the sale of 1,000,000 Units offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                        May  31, 1997
                                                (Unaudited)          As Adjusted
Short-term debt:
    Current portion of notes payable and
    capital lease obligations ..................  $  316,246         $  316,246
                                                  ----------         ----------
      Total short-term debt.....................  $  316,246         $  316,246
                                                  ==========         ==========

Long-term debt:
    Notes payable and capital lease obligations . $  179,653         $  179,653
    Related party notes payable..................    555,473
                                                  ----------         ----------
    Total long-term debt.........................    735,126            179,653

Shareholder's equity:
    Common Stock, $0.01 par value,
      10,000,000 shares authorized, 3,000,000
      shares issued and outstanding,
      4,000,000 as adjusted (1) (2)..............     30,000             40,000
    Additional paid in capital...................                     6,240,000
    Foreign currency transaction adjustment......     26,777             26,777
    Retained earnings............................  1,033,649          1,033,649
                                                   ---------         ----------
      Total shareholder's equity.................  1,090,426          7,340,426
                                                   ---------         ----------
      Total capitalization ...................... $1,825,552         $7,520,079
                                                  ==========         ==========
-------
(1)Does not include 400,000 shares of Common Stock reserved for issuance upon exercise under the Company's stock option plan. See "Management-Benefit Plan"
(2)Does not include an aggregate up to 1,350,000 shares issuable upon exercise of (i) the Warrants (ii) the Underwriter's over-allotment option and (iii) the Underwriter's Warrants.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The  following   should  be  read  in  connection  with  the  Company's
Consolidated Financial Statements, related notes and other financial information included elsewhere in this Prospectus

Results of Operations

         Over the three years ended February 28, 1997, the Company increased net revenues by 250% to $11.7 million from $3.3 million, decreased costs of revenues as a percentage of revenues by 4.2% and decreased selling general and administrative expenses as a percentage of revenues from 14.3% to 9.7%. Until this Offering, the Company was a private corporation and declared large bonuses to management which were primarily income tax motivated.

         The following table presents, as a percentage of net revenues, certain financial data for the Company for the periods indicated:

                              Years Ended February       Three Months Ended May
                           1997       1996      1995        1997       1996

Contract revenues         100.0%     100.0%    100.0%      100.0%      100.0%
Costs of revenues          73.9       75.2      78.1        72.6        72.4
Gross profit               26.1       24.8      21.9        27.4        27.6
Selling, general and
administrative expenses     9.7       14.7      14.3         9.5        10.1
Management bonuses          6.5        2.2       --          --          --
Operating income            9.9        7.9       7.7        17.9        17.5
Interest expense            0.3        1.4       2.0         0.4         0.6
Income taxes                3.6        1.8       0.9         6.7         6.6
Net income                  6.0        4.7       4.7        10.8        10.3

Comparison of Quarters Ended May 31, 1996 and May 31, 1997

     Net revenues for the first quarter increased 74.8% or $1,406,841 from the first quarter in the previous year due to continued buildup of PCS networks.

     Gross profit for the quarter ended May 31, increased to $902,260 in fiscal 1998, a 73.7% increase over $519,389 in the same period in fiscal 1997. This $382,871 increase is attributable to the 74.8% increase in net sales. Gross profit margins for the quarter were virtually unchanged (about 27.5% ) reflecting continued strong demand.

     Selling, general and administrative expenses for the quarter ended May 31, 1997 increased by approximately 65.0% or $123,045 to $312,411 in 1997 as compared to $189,366 for the same quarter in 1996. This increase reflects increased staffing to manage the growth in sales.

     Operating income improved from $318,584 in the first quarter of fiscal 1997 to $576,337 for the same period in 1998. Correspondingly, net income for the first quarter of 1998 improved by $162,753 from $194,584 in 1997 to $357,337 in 1998. This change in profitability reflects the Company's revenue growth.

Comparison of the Years Ended February 29, 1996 and February 28, 1997

     Net revenues in 1997 increased 122.5% or $6,451,584 from the previous fiscal year. This increase is attributable to the buildup of PCS networks in Oregon, Washington and British Columbia. This increase in net sales is directly related to the growing demand for wireless communication.

     Gross profit for 1997 increased 134.5% over 1996, reflecting the higher sales volume in 1997. Gross profit margins increased from 24.8% in 1996 to 26.1% in 1997. This modest increase is attributable to continued strong demand for the Company's services.

     Selling, general and administrative expenses increased $360,146, or 46.5%, to $1,134,404 for the year ended February 28, 1997. This increase reflects additional expenditures made in personnel to obtain and sustain higher sales levels in 1997.

     Interest expense decreased by 43.0% from $72,914 in 1996 to $41,576 in 1997, reflecting a decrease in notes payable and capital lease obligations in 1997 and the fact that the Company did not use its operating loan facilities in 1997.

     Operating income before interest and management bonuses was $1,922,583 in 1997, an increase of $1,393,129 or 263.1% compared to 1996. The increase is due to the increase in sales, the modest increase in gross profit percentage, reduced by an increase in selling, general and administrative expenses.

     Prior to this offering, the Company was privately held. The Company reduced income by declaring and paying bonuses to its principals. These bonuses were primarily tax-motivated. Bonuses increased by $638,763 or 543.5% in 1997 compared to 1996.

Comparison of the Years Ended February 28, 1995 and February 29, 1996

     Net revenues in 1996 increased 57.1%, or $1,914,074 from the previous fiscal year. This increase is attributable to the buildup of cellular networks in Oregon, Washington and British Columbia.

     Gross profit for 1996 increased 77.3% over 1995, reflecting the higher sales volume and an improvement of 2.9% (as a percentage of revenues ) in gross margin percentage. Gross margin percentage in 1996 was 24.8%; for 1995 it was 21.9%

     Selling, general and administrative expenses increased by $295,947 or 61.8% to $774,258 for the year ended February 29, 1996. As a percentage of revenues, selling, general and administrative expenses increased slightly, from 14.3% to 14.7%. The increase is due to the additional staff hired to enable the Company to meet increased demand for its products and services.

     Interest expense was $67,881 in the 1995 fiscal year and $72,914 in 1996, an increase of $5,033, or 7.4%. The increase in 1996 related to the Company's use of its operating credit facilities in 1996 to fund operations.

     Operating income, before interest and management bonuses, was $529,454 in 1996, an increase of $272,476, or 106% compared to 1996. The increase is due to increased revenues, the improved profit margin, offset by higher selling, general and administrative expenses.

     The Company paid management bonuses of $117,530 in 1996 (none in 1995). These bonuses were primarily tax-motivated and are not indicative of future operations.

Liquidity and Capital Resources

     The Company has financed its working capital requirements through borrowings from principal shareholders and through bank debt. The Company currently generates sufficient cash receipts from its operations to fund its operating activities.

     As of May 31, 1997, the Company had working capital of $67,543. Included in current liabilities, is deferred income taxes of $568,712. Management does not expect to actually pay the deferred income taxes during the next 12 months.

     Cash from operations for the three months ended May 31, 1997, was $180,017, compared to cash used in operations of $244,844 for the three months ended May 31, 1996. The difference results mainly from changes in non-cash current assets and liabilities.

     The Company has a credit facility with a bank, whereby the Company may borrow $450,000 for working capital requirements as needed. The Company did not use this facility during 1997 or the first quarter of fiscal 1998.

     Cash from operations for the year ended February 28, 1997 was $928,947 compared to $456,380 for the prior year. The increase in cash from operations is due primarily to increased revenues.

     The Company intends to open an office in the Seattle, Washington area where three of the largest wireless communication companies are located with a part of the proceeds of this Offering. The Company also intends to pay $555,473 of notes payable to principal shareholders from the proceeds of this Offering. See "Certain Relationships And Related Transactions".

     The Company's cash requirements for fiscal 1998 and in the future will depend upon the level of sales, acquisitions, sales and marketing expenditures, timing of expansion plans and capital expenditures. The Company believes that the net proceeds from this Offering, interest earned on the proceeds, reduced interest expense obligations and anticipate revenue from operations should be adequate for the Company's working capital requirements over the course of the next twelve months. In the event that the Company's plans or assumptions change or if its requirements to meet unanticipated changes in business conditions or the proceeds of this Offering prove to be insufficient to fund operations, the Company could be required to seek additional financing prior to such time.

Accounting Standards

     The Financial Accounting Standards Board ("FASB") periodically issues statements of financial accounting standards. New Accounting Standards - In February 1997, FASB issued Statement of Financial Accounting Standards (SFAS) No. 128. The new standard replaces primary and fully diluted earnings per share with basic and diluted earnings per share. SFAS No. 128 is required to be adopted by the Company in the year ending February 28, 1998. Had the Company been required to adopt SFAS No. 128 for the periods presented, the adoption would not have impacted reported earnings per share.

     In June 1997, the FASB issued SFAS No. 130 and 131. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for reporting about operating segments, products and services, geographic areas, and major customers. The standards become effective for fiscal years beginning after December 15, 1997. Management plans to adopt these standards in the year ending February 28, 1999. Management believes that provisions of SFAS No. 130 and 131 will not have a material effect on its financial condition or reported results of operation.

                                    BUSINESS

General

     The Company was organized in June 1997 to acquire all of the outstanding stock of Holdings from the principal shareholders of Holdings, three of whom are the officers and directors of the Company.

     The Company designs, builds and maintains wireless communications transmitting and receiving facilities for providers of wireless communication services, including U. S. Cellular, Western Wireless, Cantel, AT&T, Sprint Cellular, and Microcell. These facilities are presently constructed for use with microwave, cellular telephone, pager, and specialized mobile radio technologies. Although bids for the installation or modification of communications facilities are normally requested on a fixed price basis, the Company will, if requested, provide such services on a time and materials basis. A contract for the installation of cellular transmitting and receiving facilities may require the Company to develop the location, including roads and grading, to install the tower antennae and lines, assemble electronic components and to test the installation's equipment. In such instances, the Company subcontracts road or concrete work required under the contract, performing the balance of the work with its own employees. Approximately 50% of the Company's customers supply most of the material used in the installation process, and the Company's major cost is the cost of its employees and subcontracted labor. Demand for the Company's services often exceeds its ability to supply those services, and in such situations the Company subcontracts with smaller enterprises to provide work normally performed by the Company. Subcontracting permits the Company to evaluate the subcontractor's quality and review the subcontractor as a potential candidate for acquisition.

     The Company commenced business in 1990 as Westower Communications Ltd. and emphasized design, construction, maintenance and modification of microwave and cellular towers for telephone, broadcast and utility companies. The Company continues these activities, but with the advent of cellular telephones and personal communication systems ("PCS"), now designs and installs rooftop and other transmission and receiving facilities. A portion of the Company's revenues is still derived from installation of microwave facilities and the installation of related electronic equipment. However, the rapid growth of the use of cellular telephones has resulted in the installation of cellular transmitting and receiving facilities being an increasingly significant component of revenues. The Company is also a partner in a limited partnership which owns communication towers which are leased to a telephone company.

     The Company's strategy will be to capitalize on the demand for wireless infrastructure building and implementation services by continuing to expand its workforce and geographic presence in the marketplace. To accomplish these objectives, the Company intends to (i) continue its geographic expansion by opening new regional offices when demand for the Company's services or acquisition opportunities make such expansion feasible, (ii) continue to enhance its indigenous new employee hiring, training and retention programs as a method for attracting, training and retaining new, highly skilled workers, and (iii) continue to seek to acquire other companies engaged in the wireless infrastructure building and implementation services and wireless infrastructure electrical design and engineering services businesses that have good reputations for quality service and highly skilled workers.

     The Company's principal operations are in Washington, Oregon, Idaho, British Columbia, Alberta, and Canada's Northern Territories. Management believes that the industry is highly fragmented with many companies performing similar kinds of work throughout North America and that no single company is dominant in the industry. The Company intends to increase its market penetration by acquiring one or more of these businesses and to increase its market penetration in the Western United States and Canada, ultimately having operations from California to Alaska.

Recent Developments

     Demand for the Company's services continues to be strong. The Company has a current backlog of approximately $5,000,000.

     The  Company  believes  the  growth in demand for  wireless  infrastructure building and implementation services will continue as the wireless communications industry continues to expand and develop, fueled in part by the introduction of new and enhanced wireless communications technologies such as PCS, ESMR and digita1 cellular. As an example, the Company anticipates that the 1995 and 1996 FCC auctions of the A-, B- and C- Block portions of the radio spectrum allocated by the FCC for PCS licensees will result in the build out of significant numbers of new PCS systems over the next five to ten years. This is due in part to the fact that the FCC has mandated that recipients of PCS licenses adhere to five-year and 10-year build out requirements. Under both five- and 10-year build out requirements, all 30 MHZ PCS licensees (which includes holders of all of the approximately 595 A-, Band C-Block PCS licenses awarded as of September 1, 1996) must construct facilities necessary to provide coverage to at least one-third of the population in their service areas within five years from the date of initial license grants. Service must be provided to two-thirds of the population within ten (10) years. Violations of these regulations could result in license revocations, forfeitures or fines.

     The Company also anticipates that implementation of new PCS systems may create significant wireless infrastructure building activity as new PCS licensees pay to alter or relocate certain existing communications facilities operated by holders of fixed microwave licenses that currently operate within the same frequency ranges as the new PCS licensees. This is because, in an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has ruled that for a period of up to five years after the grant of a PCS license, PCS licensees may be required to share their radio spectrum with existing fixed microwave licensees operating on the same frequencies as those of the new PCS licensees. In order to initiate service within the required time frame, many of these new PCS licensees will arrange and pay for the relocation of certain of these existing users to alternate spectrum locations or transmission technologies.

The Industry

     The   Company's   success   is  tied  to  the   development   of   wireless
communications. Originally the Company constructed microwave and cellular transmission facilities, and later expanded to include the installation of electronic lines and components as part of the Company's services. As microwave technology evolved and matured, the Company performed a variety of construction and installation services relating to those new technologies, some of which still involved microwave technology. For example, the Company upgraded the transmission devices to accept digital or single side band technology, often returning to previously built facilities to upgrade the equipment. Although the Company still performs work related to short and long haul microwave technology, this technology has diminished in use with the installation of fiber optic technology by long distance carriers.

     Presently, cellular telephones in the United States and Canada rely predominantly on analog technology. A cellular telephone transmits a radio signal to the closest cellular communications facility, which contains an antenna connected by wireline or short haul microwave to a nearby switching office that processes signals for several cellular facilities. For transmission to a telephone that is not a mobile phone, the switching office connects the telephone signal to a local telephone exchange. For a phone call to another mobile telephone, the switching office locates the receiving cellular communication facility to which the receiving telephone is connected, and transmits the signal to that facility, completing the connection. If one or both of the cellular telephones is moving, such as a car phone, the local switching station hands the signal off to a different facility as the phone moves from one area to another. The Company builds the communication facility and installs the equipment to handle the radio wave from the cellular telephone to the facility as well as the short haul microwave equipment connecting the facility to the local cellular switching office.

     Cellular telephones use radio frequencies to transmit to the facilities. The number of frequencies that are available to transmit to a facility is finite. In areas with heavy demand for cellular services, these available frequencies become congested. To increase capacity, the number of cells is increased, making each cell in the system smaller, covering a smaller geographic area for the finite number of radio frequencies, but requiring significantly more facilities.

     Industry sources estimate there are about 44,000,000 cellular subscribers in the United States in 1997 with projections of approximately 80,000,000 subscribers in the United States by 2001. Industry sources also estimate there is a current need for more than 100,000 new antenna sites in the United States.

Competitive Environment

     Presently the industry of constructing wireless and, more generally, communications transmitting and receiving facilities is highly fragmented. The industry consists of many small operators, often as few as three or four people and commonly entailing a dozen or so. Most of the communications facilities in the United States are installed by such businesses. While an individual provider of wireless communications could easily develop its own ability to construct the facilities, management of the Company believes that these enterprises would have a difficult time establishing the ability on a cost effective basis and would have a difficult time handling employees once the industry or technology matures.

     The technology of wireless communications is shifting radically. The recent history of electronic technology is marked by smaller, faster, less expensive technologies replacing more cumbersome processes. There are projections that certain digital technologies will be up to 20 times more efficient than existing analog cellular systems, providing superior services and quality such as Personal Communications Services and Enhanced Specialized Mobile Radio. Some of these technologies, however, require densely located receivers that may be located on utility poles.

     Proposed satellite technologies, however, could bypass a local radio transmission device and enable a user to transmit directly to a satellite that retransmits the signal directly to a user. While this technology could possibly transmit directly to a satellite, such technology would be required to struggle with limitations on the number of frequencies available to be transmitted to a satellite. Management of the Company believes that this technology is not yet sufficiently defined to assess its effect on the Company.

     All of the existing wireless transmission and receiving technologies, as well as wireless transmission and receiving technologies of which the Company is aware are being considered in developing nations to supplement or supplant existing wireline communications techniques. The technology that is implemented and the method in which the technology is implemented could enhance or diminish the Company's prospects in these nations, and the Company is uncertain whether it can exploit the opportunities that are being presented to the Company.

     While there are numerous competitors in a fragmented industry, the demand for those services is presently growing rapidly. New technologies could alter the way in which those services are delivered and adversely affect the Company. Other technologies could bypass the need for the Company's services. Because of the rapid development and evolution of wireless communications, the future market and its competitive environment cannot be accurately viewed or perhaps anticipated in a manner that would benefit the Company. These factors could be replayed in a variety of manners in numerous countries. There are potential competitors, either providers of the service or traditional engineering firms, that possess significantly greater resources, either in terms of personnel, technology, or financial resources, than those possessed by the Company.

Employees

     As of June 30, 1997, the Company had approximately 50 full time employees. The Company considers its employee relations to be satisfactory. The Company believes that additional staff will be required for increased marketing, sales, development, and support functions. None of the Company's employees are represented by a Union.

Legal Proceedings

     As of June 30, 1997, the Company was not a party to any legal proceedings.

Facilities

     The Company owns its office and plant facilities in Surrey, British Columbia. The Company rents office yard and warehouse space in Vancouver, Washington for $2,250 per month. Management believes there is an adequate supply of facilities available for rent on a reasonable basis.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth certain information regarding the Company's directors and executive officers:

        Name          Age    Position
   Calvin J. Payne     45    Chairman of the Board and Chief Executive Officer

   S. Roy Jeffrey      51    Chief Operating Officer and Director

   Walter Friesen      45    Senior Vice President and Director

   Peter Lucas         43    Senior Vice President and Chief Financial Officer

     Calvin J. Payne is a co-founder of the Company. Since inception in 1990, Mr. Payne has managed the Company's growth in his capacity as a director, officer and chief engineer. Mr. Payne has 22 years of experience in all aspects of the construction of steel communication towers. He was a construction worker and rigger in 1975, a field engineer in 1978, a design engineer in 1979, engineering manager in charge of a tower company's Australian operations in 1983, and chief engineer of the same company's domestic operations in 1988. Mr. Payne has engineered over 600 towers, including a 1470 foot tower in Florida designed to withstand hurricane winds. Mr. Payne won a design award for a steel tower erected on a mountain top site near the Alaskan-Canadian border that was totally enclosed in fiberglass to protect the tower and antenna from wind and ice. Mr. Payne has assisted in the writing of design standards for communication towers in the United States, Canada, and Australia. He is a professional engineer registered in the United States Canada and Australia. He received a degree in civil engineering from the University of British Columbia in 1978 and an MBA from the University of Western Australia in 1985.

     S. Roy Jeffrey is a co-founder of the Company. Since inception in 1990, Mr. Jeffrey has managed the Company's growth in his capacity as a director, officer, and Chief Operating Officer. Mr. Jeffrey has 25 years experience in all aspects of the supply and installation of communication towers and equipment. Mr. Jeffrey was employed by a privately held communications company from 1972 to 1990, when he left to co-found the Company. He started as a high steel rigger, was promoted to field supervisor and then promoted to branch manager where he was responsible for as many as 36 office and field employees. Mr. Jeffrey supervised or managed the supply and installation of towers in the United States, Canada, the Caribbean, Australia, and Middle East. Mr. Jeffrey has
managed all aspects of communication site construction including permit applications, surveys, road-building, foundations, and the supply and installation of buildings, towers and antennas, and transmission lines. Mr. Jeffrey has extensive experience in rigging tall towers.

     Walter Friesen became Vice President of the Company in March 1994 and managed Westower Communications Inc. in Vancouver Washington. Mr. Friesen has 21 years experience in the wireless communication industry. In 1976 he was a broadcast transmitter technician for the Canadian Broadcasting Corporation responsible for AM, FM, and television transmissions. In 1978, he joined a privately held communications company where he held positions of increasing responsibility until 1994, when he left to join the Company. Before leaving, Mr. Friesen was Vice President of the Company's U.S. eastern field operation, with responsibility for five branch offices, 150 employees, and $22,000,000 in annual sales. Mr. Friesen has managed all aspects of tower construction and operation. Mr. Friesen earned an Honors Diploma in Electronics Engineering Technology from the Northern Alberta Institute of Technology in 1976.

     Peter Lucas became Senior Vice President and Chief Financial Officer of the Company in April 1997. From August 1995 to April 1997, Mr. Lucas served as Chief Financial Officer of Cotton Valley Resources Corporation, a Dallas based public oil and gas company. From May 1992 to July 1995, he served as Chief Financial Officer of Canmax Inc., a Dallas based public company that develops software for gas stations and convenience stores. Mr. Lucas is a member of the Canadian Institute of Chartered Accountants. He received his professional training at Coopers & Lybrand, which he left in 1984 to form his own tax practice. Six years later, Mr. Lucas's practice merged with Coopers & Lybrand, with whom he was a partner until 1992. Mr. Lucas passed the AICPA reciprocity examination in 1993, and is experienced in domestic taxation, accounting and securities matters. He received a bachelor of commerce degree from the University of Alberta in 1978.

     Directors of the Company are elected at each annual meeting of shareholders. The officers of the Company are elected annually by the Board of Directors. Officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

Outside Directors

     The Company has agreed to appoint two directors who are not officers, employees or 5% shareholders or related to an officer, employee or 5% shareholder upon conclusion of the offering. One of those directors will be appointed by the Representative of the Underwriters. The other director nominee, Ronald P. Erickson, 53, is principal of GlobalVision, LLC, an international strategic consulting and corporate finance company, where he has been associated since 1994. From 1984 to 1994, he was a director of Egghead Software, Inc., where he was an original investor. From 1990 to July 1995, Mr. Erickson was a principal of Rutkowski, Erickson and Scott, a consulting firm which assisted small emerging growth companies. From 1990 to July 1996, Mr. Erickson was Chairman of the Board of Digital Data Networks, Inc. Mr. Erickson received his B.A. in History from Central Washington University, his M.A. in American studies from the University of Wyoming and his J.D. from the University of Denver.

Compensation  of Directors

     Directors who are employees of the Company will notreceive any remuneration in their capacity as directors. Outside directors will receive $12,000 annually, and $500 per meeting attended and related travel expenses.

Indemnification  and Limitation on Liability

     If available at reasonable cost, the Company intends to maintain insurance against any liability incurred by its officers and directors in defense of any actions to which they are made parties by any reason of their positions as officers and directors.

Executive Compensation

     The following table sets forth the compensation paid to the Company's President Calvin J. Payne and Vice President Walter Friesen (the "Named Executive Officers") for services rendered to the Company in all capacities for the fiscal years ended February 28, 1997, 1996, and 1995.

                           Summary Compensation Table

Name and                             Annual Compensation          All Other
Principal Position   Fiscal Year       Salary    Bonus          Compensation

Calvin J. Payne     February 28, 1997  $75,000  $437,780              -
                    February 29, 1996   70,000    92,530              -
                    February 28, 1995   70,000         -              -

Walter Friesen      February 28, 1997  $75,000  $298,000              -
                    February 29, 1996   60,000    25,000              -
                    February 28, 1995   57,000         -              -


         Prior to this offering, the Company was a privately held corporation and distributed much of its income to shareholders by way of bonuses for income tax planning purposes. In the future, the Company intends to compensate its officers in accordance with the recommendations of a compensation committee consisting entirely of outside directors. The base salary for fiscal year ending February 28, 1998 for each of Messrs Payne, Jeffrey and Friesen is $75,000 and for Mr. Lucas is $120,000.

Employment Agreements

     The Company has no employment agreements.

Stock Option Plan

     The 1997 Stock Option Plan, as amended (the "Stock Option Plan") provides for the grant to employees, officers, directors, and consultants to the Company or any parent, subsidiary or affiliate of the Company of up to 400,000 shares of the Company's Common Stock, subject to adjustment in the event of any subdivision, combination, or reclassification of shares. The Stock Option Plan will terminate in 2004. The Stock Option Plan provides for the grant of incentive stock options ("ISO's") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified options at the discretion of the Board of Directors or a committee of the Board of Directors (the "Committee"). The exercise price of any option will not be less than the fair market value of the shares at the time the option is granted. The options granted are exercisable within the times or upon the events determined by the Board or Committee set forth in the grant, but no option is exercisable beyond ten years from the date of the grant. The Board of Directors or Committee administering the Stock Option Plan will determine whether each option is to be an ISO or non-qualified stock option, the number of shares, the exercise price, the period during which the option may be exercised, and any other terms and conditions of the option. The holder of an option may pay the option price in
(1) cash, (2) check, (3) other shares of the Company, (4) authorization for the Company to retain from the total number of shares to be issued that number of shares having a fair market value on the date of exercise equal to the exercise price for the total number of shares, (5) irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, (6) delivery of an irrevocable subscription agreement for the shares which irrevocably obligates the option holder to take and pay for shares not more than 12 months after the date of the delivery of the subscription agreement, (7) any combination of the foregoing methods of payment, or (8) other consideration or method of payment for the issuance of shares as may be permitted under applicable law. The options are nontransferable except by will or by the laws of descent and distribution. Upon dissolution, liquidation, merger, sale of stock or sale of substantially all assets, outstanding options, notwithstanding the terms of the grant, will become exercisable in full at least 10 days prior to the transaction. The Stock Option Plan is subject to amendment or termination at any time and from time to time, subject to certain limitations.

         The plan is administered by the Compensation Committee of the Board of Directors, which is composed of at least two directors who are "disinterested persons" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

         The following table sets forth information regarding exercised options and the value of unexercised options held by the Named Executive Officers of the Company as of June 30, 1997. No options were granted prior to March 1, 1997. In June 1997 the Company granted 132,000 options at an exercise price of $8.25 and 24,000 options at an exercise price of $7.50 to certain key executives.

                 Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values

                                                           Number of Securities
                                                         Underlying Unexercised
                                                        Options at June 30, 1997
                             Shares Acquired                   Exercisable/
      Name              on Exercise    Value Realized         Unexercisable
----------------------  -----------   --------------          -------------
   Calvin J. Payne                -               -              0/54,000
   S. Roy Jeffrey                 -               -              0/54,000
   Walter Friesen                 -               -              0/24,000
   Peter Lucas                    -               -              0/24,000

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership as of June 30, 1997 of the Common Stock by (a) each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock and by each Selling Shareholder, (b) each director of the Company, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group. Unless otherwise noted, each beneficial owner named below has sole investment and voting power with respect to the Common Stock shown below as beneficially owned by him.

                                    Shares Owned             Shares Owned
                                  Prior to offering         After offering
     Name and Address of         Number of    Percent    Number of    Percent
     Beneficial Owner          Shares Owned    Owned    Shares Owned   Owned

Calvin J. Payne (1) (3)          1,125,000     37.50%     1,125,000    28.13%
5264 Drayton Harbour Road
Blaine, WA   98230

S. Roy Jeffrey (1) (4)           1,125,000     37.50%     1,125,000    28.13%
18375 - 67 Avenue
Surrey, British Columbia V3S 8E7

Walter Friesen(2) (5)              375,000     12.50%       375,000     9.38%
11208 N.E. 32 Avenue
Vancouver, WA  98686

Peter Lucas                            -            -           -          -
670 South Pekin Road
Woodland, Washington 98674

Valdis V. Rundans(2) (6)           375,000     12.50%       375,000     9.38%
#14 - 26112 Township Road 511
Spruce Grove, Alberta T7Y 1B6

All Executive Officers and       2,628,750     87.50%     2,625,000    65.63%
Directors as a group(4 persons)(7)
-----------
(1) If the Underwiter's over-allotment option is exercised in full, holdings would be 1,068,750 or 26.72%.
(2) If the underwiter's over-allotment option is exercised in full, holdings would be 356,250 or 8.91%.
(3) Includes the following shares, beneficial ownership of which is disclaimed: 100,000 shares held by Mr.Payne's spouse and 925,000 held by the Calvin J. Payne family trust of which Mr. Payne is sole trustee.
(4) Includes the following shares, beneficial ownership of which is disclaimed: 100,000 shares held by Mr.Jeffrey's spouse and 925,000 held by the S. Roy Jeffrey family trust of which mr. Jeffrey is sole trustee.
(5) Includes the following shares, beneficial ownership of which is disclaimed: 80,000 shares held by Mr. Friesen's spouse and 215,000 held by the Walter Friesen family trust of which Mr. Friesen is sole trustee.
(6) Includes the following shares, beneficial ownership of which is disclaimed: 80,000 shares held by Mr. Rundans' spouse and 215,000 held by the Valdis V. Rundans family trust of which Mr. Rundans is sole trustee.
(7) If the underwriter's over-alloment option is exercised in full, holdings would be 2,493,750 or 62.34%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company purchases goods and services from Western Telecom Construction Ltd. ("WTCL"), an Alberta corporation, controlled by Peter Jeffrey, the brother of S. Roy Jeffrey. The Company also sells goods and services to WTCL. Purchases amounted to $1,822,326, $805,143 and $153,949 in fiscal years 1997, 1996, and 1995 respectively and sales amounted to $554,181, $856,003 and $556,575 in fiscal years 1997, 1996, and 1995 respectively.

     The Company has a 50% interest in an Alberta limited partnership which owns six towers which are used by a telephone company under a license granted by the partnership. The general partner is an Alberta corporation controlled by Valdis Rundans, who owns more than 5% of the Company's issued stock. Other partners are an Alberta corporation controlled by Valdis Rundans' spouse and an Alberta corporation controlled by Peter Jeffrey. The Company receives 50% of the partnership's income and had no other transactions with the partnership during the 1997, 1996 or 1995 fiscal years.

     Approximately $555,437 of the proceeds of this offering will be used to repay amounts due to Calvin J. Payne and his spouse, Walter Friesen, and a corporation controlled by S. Roy Jeffrey.

     The Company has extensive experience in costing the services it provides, and management of the Company believes that its costing to affiliated entities is consistent with its general costing. Similarly, products or services received by the Company from affiliated entities have been at substantially the same rates charged other enterprises. The Company has compared these rates prior to engagement with independent quotes or with rates charged by other entities. None of the agreements or arrangements with affiliates are subject to adjustment.

     While there has been no independent determination as to the fairness of the Company's transactions with affiliated entities, in the future all such transactions will be approved by the disinterested members of the Board of Directors. These contract services have been provided at what management estimates to be market or below market rates.

                            DESCRIPTION OF SECURITIES

     Units Each Unit consists of one share of Common Stock and one Warrant. The Shares and the Warrants included in the Units may not be separately traded for six months after the date of this Prospectus, unless earlier separated upon three day's written notice from the Representative to the Company. Common Stock

     The Company is authorized to issue 10,000,000 shares of Common Stock, $0.01 par value. As of June 30, 1997 there were 3,000,000 shares of Common Stock issued. There were 4 holders of record of Common Stock, as of June 30, 1997.

     The holders of outstanding shares of all classes of Common Stock are entitled to share ratably in any dividends paid on the Common Stock when, as and if declared by the Board of Directors out of funds legally available. Each holder of Common Stock is entitled to one vote for each share held of record. The Common Stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of Common Stock are fully paid and non-assessable. Warrants

     The Warrants will be issued in registered form under, governed by, and subject to the terms of a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company as warrant agent (the "Warrant Agent"). The following statements are brief summaries of certain provisions of the Warrant Agreement. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

     Each Warrant entitles the holder thereof to purchase at any time one share of Common Stock at an exercise price of $9.00 per share at any time after the Common Stock and Warrants become separately tradable until [five years from the date of this Prospectus]. The right to exercise the Warrants will terminate at the close of business on [five years from the date of this Prospectus]. The Warrants contain provisions that protect the Warrant holders against dilution by adjustment of the exercise price in certain events, including but not limited to stock dividends, stock splits, reclassification or mergers. A Warrant holder will not possess any rights as a shareholder of the Company. Shares of Common Stock, when issued upon the exercise of the Warrants in accordance with the terms thereof, will be fully paid and non-assessable.

     Commencing six months after the date of this Prospectus, the Company may redeem some or all of the Warrants at a call price of $0.05 per Warrant, upon thirty (30) day's prior written notice if the closing sale price of the Common Stock on the American Stock Exchange has equaled or exceeded $15.00 for ten (10) consecutive days.

     The Warrants may be exercised only if a current prospectus relating to the underlying Common Stock is then in effect and only if the shares are qualified for sale or exempt from registration under the securities laws of the state or states in which the purchaser resides. So long as the Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the Warrants were initially offered to permit the issuance and resale of the Common Stock issuable upon exercise of the Warrants. However, there can be no assurance that the Company will be in a position to effect such action, and the failure to do so may cause the exercise of the Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the Warrants, but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms. However, there can be no assurances that the Company will not alter its position in the future with respect to this matter. Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Units, the Common Stock and the Warrants is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 4,000,000 shares of Common Stock outstanding. of these shares, 1,000,000 shares sold in this offering (1,150,000 if the Underwriter's over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, except shares purchased by an "affiliate" (as defined in the Securities Act) of the Company. The remaining 3,000,000 shares (the "Restricted Shares") (2,850,000 if the Underwriter's over-allotment option is exercised in full) will be "restricted shares" within the meaning of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 under the Securities Act.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell Restricted Shares if at least one year have passed since the later of the date such shares were acquired from the Company or any affiliate of the Company. Rule 144 provides, however that within any three-month period such person may only sell up to the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 40,000 shares following the completion of this offering) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Any person who has not been an affiliate of the Company for a period of 90 days preceding a sale of Restricted Shares is entitled to sell such shares under Rule 144 without regard to such limitations if at least two years have passed since the later of the date such shares were acquired from the Company or any affiliate of the Company. Shares held by persons who are deemed to be affiliated with the Company are subject to such volume limitations regardless of how long they have been owned or how they were acquired.

     Without consideration of contractual restrictions described below, an aggregate of 3,000,000 shares of Common Stock, representing 75.0% of the outstanding shares of the Common Stock, or 2,850,000 shares representing 71.3% if the Underwriter's over-allotment option is exercised in full will be eligible for sale in the public market pursuant to Rule 144 after the completion of this offering. The Company is unable to estimate the number of shares that may be sold from time to time under Rule 144, since such number will depend upon the market price and trading volume for the Common Stock, the personal circumstances of the sellers and other factors. After this offering, executive officers, directors and senior management will own 2,625,000 shares of the Common Stock (assuming the Underwriter's over-allotment option is not exercised). The Company's shareholders and directors have entered into an agreement with the Underwriters providing that they will not sell or otherwise dispose of any shares of Common Stock held by them for a period of one year after the date of this Prospectus without the prior written consent of the Underwriters, except for shares sold upon exercise of the Underwriter's over-allotment option. The Company can make no prediction as to the effect, if any, that offer or sale of these shares would have on the market price of the Common Stock. Nevertheless, sales of significant amounts of Restricted Shares in the public markets could adversely affect the fair market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities.

                                  UNDERWRITING

     Pursuant to the terms and subject to the conditions contained in the Underwriting Agreement, the Company has agreed to sell to the Underwriters named below, and each of the Underwriters, for whom National Securities Corporation (the "Representative") is acting as Representative, has severally agreed to purchase the number of Units set forth opposite its name in the following table.

    Underwriters                                                 Number of Units

    National Securities Corporation......................
         Total...................................                     1,000,000
                                                                      =========


     The Representative has advised the Company that the Underwriters propose to offer the Units to the public at the initial public offering price per share set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more than $0.375 per Unit, of which $0.15 may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 150,000 additional Units to cover over-allotments, if any, at the same price per Unit as the Company will receive for the 1,0000,000 Units that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional Units that the number of Units to be purchased by it shown in the above table represents as a percentage of the 1,000,000 Units offered hereby. If purchased, such additional Units will be sold by the Underwriters on the same terms as those on which the 1,000,000 Units are being sold. All of the shares of Common Stock included in these Units will be sold to the Underwriters by Selling Shareholders, and the Company will not receive any proceeds from the sale of such shares. The Warrants included in these Units will be issued by the Company. See "Principal and Selling Shareholders."

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act.

     The holders of approximately 3,000,000 shares of the Common Stock after the offering have agreed with the Representative that, until one year after the date of this Prospectus, subject to certain limited exceptions, they will not sell, contract to sell, or otherwise dispose of any shares of Common Stock, any options to purchase shares of Common Stock, or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of the Representative, except for shares sold upon exercise of the Underwriter's over-allotment option. Substantially all of such shares will be eligible for immediate public sale following expiration of the lock-up periods, subject to the provisions of Rule 144. In addition, the Company has agreed that until 365 days after the date of this Prospectus, the Company will not, without the prior written consent of the Representative, subject to certain limited exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sales of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options or warrants or the issuance of options under its employee stock option plan. See "Shares Eligible for Future Sale."

     The Underwriters have the right to offer the Securities offered hereby only through licensed securities dealers in the United States who are members of the National Association of Securities Dealers, Inc. and may allow such dealers such portion of its ten (10%) percent commission as the Underwriter may determine.

     The Underwriters will not confirm sales to any discretionary accounts without the prior written consent of their customers.

     The Company has agreed to pay the Representative a non-accountable expense allowance of 2.00% of the gross amount of the Units sold ($150,000 upon the sale of the Units offered) at the closing of the offering. The Underwriter's expenses in excess thereof will be paid by the Representative. To the extent that the expenses of the underwriting are less than that amount, such excess shall be deemed to be additional compensation to the Underwriter. In the event this offering is terminated before its successful completion, the Company may be obligated to pay the Underwriter a maximum of $25,000 on an accountable basis for expenses incurred by the Underwriter in connection with this offering.

     The Company has agreed that for a period of five years from the closing of the sale of the Shares offered hereby, it will nominate for election as a director a person designated by the Representative, and during such time as the Representative has not exercised such right, the Representative shall have the right to designate an observer, who shall be entitled to attend all meetings of the Board and receive all correspondence and communications sent by the Company to the members of the Board. The Representative has not yet identified to the Company the person who is to be nominated for election as a director or designated as an observer.

     The Underwriting Agreement provides for indemnification among the Company, the Selling Shareholders and the Underwriters against certain civil liabilities, including liabilities under the Securities Act. In addition, the Underwriter's Warrants provide for indemnification among the Company and the holders of the Underwriter's Warrants and underlying shares against certain civil liabilities, including liabilities under the Securities Act, and the Exchange Act.

 Underwriter's Warrants

     Upon the closing of this offering, the Company has agreed to sell to the Underwriters for nominal consideration, the Underwriter's Warrants. The Underwriter's Warrants are exercisable at 120% of the public offering price for a four-year period commencing one year from the effective date of this offering. The Underwriter's Warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this offering except to the officers of the Underwriter and their successors and dealers participating in the offering and/or their partners or officers. The Underwriter's Warrants will contain antidilution provisions providing for appropriate adjustment of the number of shares subject to the Warrants under certain circumstances. The holders of the Underwriter's Warrants have no voting, dividend or other rights as shareholders of the Company with respect to shares underlying the Underwriter's Warrants until the Underwriter's Warrants have been exercised.

     The Company has agreed, during the four year period commencing one year from the date of this offering, to give advance notice to the holders of the Underwriter's Warrants or underlying securities of its intention to file a registration statement, other than in connection with employee stock options, mergers, or acquisitions, and in such case the holders of the Underwriter's Warrants and underlying securities shall have the right to require the Company to include their securities in such registration statement at the Company's expense.

     For the term of the Underwriter's Warrants, the holders thereof will be given the opportunity to profit from a rise in the market value of the Company's shares, with a resulting dilution in the interest of other shareholders. The holders of the Underwriter's Warrants can be expected to exercise the Underwriter's Warrants at a time when the Company would, in all likelihood, be able to obtain needed capital by an offering of its unissued shares on terms more favorable to the Company than those provided by the Underwriter's Warrants. Such facts may adversely affect the terms on which the Company can obtain additional financing. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants or shares issuable upon exercise of the Underwriter's Warrants may be deemed additional underwriting compensation.

     If the Representative, at its election, at any time one year after the date of this Prospectus, solicits the exercise of the Warrants, the Company will be obligated, subject to certain conditions, to pay the Representative a solicitation fee equal to 5% of the aggregate proceeds received by the Company as a result of the solicitation. No warrant solicitation fees will be paid within one year after the date of this Prospectus. No solicitation fee will be paid if the market price of the Common Stock is lower than the then exercise price of the Warrants, no solicitation fee will be paid if the Warrants being exercised are held in a discretionary account at the time of exercise, except where prior specific approval for exercise is received from the customer exercising the Warrants, and no solicitation fee will be paid unless the customer exercising the Warrants states in writing that the exercise was solicited and designates in writing the Representative or other broker-dealer to receive compensation in connection with the exercise. The Representative may reallow a portion of the fee to soliciting broker-dealers.

Determination of Offering Price

     The initial public offering price was determined by negotiations between the Company and the Representative. The factors considered in determining the public offering price include the Company's revenue growth since its organization, the industry in which it operates, the Company's business potential and earning prospects and the general condition of the securities markets at the time of the offering. The offering price does not bear any relationship to the Company's assets, book value, net worth or other recognized objective criteria of value.

     Prior to this offering, there has been no public market for the Securities, and there can be no assurance than an active market will develop.

American Stock Exchange

     The Company has applied for listing of the Securities on the American Stock Exchange. It is anticipated that after the offering, the Securities will be quoted on the American Stock Exchange. However, there can be no assurance that the Securities will be listed, that a market for the Securities will develop or if it does develop that it will be maintained.



                                  LEGAL MATTERS

     The validity of the issuance of the Securities offered hereby will be passed upon for the Company by Maurice J. Bates L.L.C., Dallas, Texas . Certain legal matters in connection with the sale of the Securities offered hereby will be passed upon for the Underwriters by Winstead Sechrest & Minick P. C., Dallas, Texas.



                                     EXPERTS

     The financial statements as of February 28, 1997 and for each of the two years in the period ended February 28, 1997 included in this Prospectus have been so included in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Accountants                                           F-2

Consolidated Balance Sheet as of February 28, 1997                          F-3

Consolidated Statement of Income for the years ended February 29, 1996      F-4
       and February 28, 1997

Consolidated Statement of Changes in Shareholder's Equity for years ended   F-5
       February 29, 1996, and February 28, 1997

Consolidated Statement of Cash Flows for the years ended February 29, 1996, F-6 and February 28, 1997

Notes to Consolidated Financial Statements                                  F-7

Consolidated Balance Sheet as of May 31, 1996 and 1997 (unaudited)          F-16

Consolidated Statement of Income for the three months ended                 F-17
       May 31, 1996 and 1997 (unaudited)

Consolidated Statement of Cash Flows for the three months ended             F-18
       May 31, 1996 and 1997(unaudited)

Notes to the Consolidated Financial Statements for the                      F-19
       three months ended May 31, 1996 and 1997

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Westower Holdings Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Westower Holdings Ltd. (a British Columbia corporation) and Subsidiaries as of February 28, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended February 29, 1996 and February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westower Holdings Ltd. and Subsidiaries as of February 28, 1997, and the results of its operations and its cash flows for the years ended February 29, 1996 and February 28, 1997 in conformity with generally accepted accounting principles.



MOSS ADAMS LLP

Bellingham, Washington
July 21, 1997

                     WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                February 28, 1997



                                     ASSETS

CURRENT ASSETS
     Cash                                                           $    462,292
     Accounts receivable, net                                          1,535,734
     Costs and estimated earnings in excess of billings on
        uncompleted contracts (Note 3)                                   357,150
     Inventory - parts and supplies                                       94,666
     Prepaid expenses                                                      5,333
                                                                      ----------
     Total current assets                                              2,455,175

PROPERTY AND EQUIPMENT, net (Notes 4 and 5)                            1,593,690
OTHER ASSETS                                                              27,719
                                                                      ----------
TOTAL ASSETS                                                        $  4,076,584
                                                                      ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Trade accounts payable (Note 8)                                $  1,335,815
     Other current liabilities (Note 11)                                 251,850
     Billings in excess of costs and estimated earnings on
         uncompleted contracts (Note 3)                                  129,644
     Current portion of long-term debt                                   436,258
     Income taxes payable (Note 6)                                       148,685
     Deferred income taxes (Note 6)                                      349,712
                                                                   -------------
              Total current liabilities                                2,651,964
LONG-TERM DEBT, excluding current portion                                 49,145
NOTES PAYABLE TO RELATED PARTIES (Note 8)                                672,211
                                                                   -------------
              Total liabilities                                        3,373,320
                                                                   -------------

COMMITMENTS (Note 12)

STOCKHOLDERS' EQUITY (Note 9)
     Common stock of no par value, 10,000 shares authorized,
         200 shares issued and outstanding                                   175
     Foreign currency translation adjustment (Note 2)                     26,777
     Retained earnings                                                   676,312
                                                                   -------------

              Total stockholders' equity                                 703,264
                                                                   -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $  4,076,584
                                                                   =============

                     WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
               Years Ended February 29, 1996 and February 28, 1997




                                                         1996            1997
                                                     -----------     -----------
CONTRACT REVENUES EARNED                           $  5,267,095     $ 11,718,679

COSTS OF REVENUES EARNED                              3,963,383        8,661,692
                                                      ---------        ---------

             Gross profit                             1,303,712        3,056,987

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 11)  774,258        1,134,404

MANAGEMENT BONUSES                                      117,530          756,293
                                                       --------         --------

OPERATING INCOME                                        411,924        1,166,290

INTEREST EXPENSE                                         72,914           41,576
                                                      ---------        ---------

INCOME BEFORE INCOME TAXES                              339,010        1,124,714

INCOME TAXES (Note 6)                                    93,055          422,349
                                                        -------         --------

NET INCOME                                          $   245,955      $   702,365
                                                    ===========      ===========

EARNINGS PER SHARE                                  $      0.08      $      0.23
                                                     ===========    ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASED UPON CAPITAL STRUCTURE SUBSEQUENT TO
YEAR END (Notes 9 and 10)                             3,000,000        3,000,000
                                                     ==========       ==========

                     WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
               Years Ended February 29, 1996 and February 28, 1997



                                                           Foreign
                                               Retained    Currency
                                Common Stock   Earnings    Translation
                              Shares   Amount  (Deficit)   Adjustment    Total
BALANCE, March 1, 1995       200       $175   $(276,564)    $31,333   $(245,056)

Net Income                     -         -      245,955           -      245,955

Translation adjustment         -         -        2,734      (2,734)           -
                           -----   -------      -------     -------     --------
BALANCE, February 29, 1996   200        175     (27,875)     28,599          899

Net Income                     -          -     702,365           -      702,365

Translation adjustment         -          -       1,822      (1,822)           -
                           -----   --------     -------   ---------    ---------

BALANCE, February 28, 1997   200     $  175    $676,312    $ 26,777    $ 703,264
                           =====     ======    ========   =========    =========

                     WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
               Years Ended February 29, 1996 and February 28, 1997


                           Increase (Decrease) in Cash

                                                           1996          1997
CASH FROM OPERATING ACTIVITIES
     Net income                                       $245,955         $702,365
     Adjustments to reconcile net income to
     net cash from operating activities
         Depreciation                                   80,710           91,680
         Deferred income taxes                          60,803          246,126
     Changes in operating assets and liabilities
         Accounts receivable                            53,955         (947,129)
         Costs and estimated earnings in excess of billings on
              uncompleted contracts                    (77,147)        (170,935)
         Other current assets                            4,902          (96,481)
         Other assets                                  (25,287)          (5,539)
         Trade accounts payable                           (619)         826,766
         Billings in excess of costs and estimated
              earnings on uncompleted contracts         50,646           78,998
         Other current liabilities                      99,241           58,888
         Income taxes payable                          (36,779)         143,758
                                                     ---------         --------
            Net cash flows from operating activities   456,380          928,497
                                                      --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES
     Sales of property and equipment                   155,544         -
     Purchase of property and equipment                (40,801)        (989,840)
                                                     ---------       ----------
            Net cash flows from investing activities   114,743         (989,840)
                                                      --------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Principal payments on long-term debt             (390,599)        (250,614)
     Proceeds from debt incurred                        65,690          368,285
                                                       -------         --------
            Net cash flows from financing activities  (324,909)         117,671
                                                      --------         ---------
NET INCREASE IN CASH                                   246,214           56,328
CASH AND CASH EQUIVALENTS, beginning of year           159,750          405,964
                                                      --------         --------
CASH AND CASH EQUIVALENTS, end of year                $405,964         $462,292
                                                     =========        =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Taxes paid                                        $69,031          $32,465
                                                      ========         ========
     Interest paid                                     $72,914          $41,576
                                                      ========         ========

                     WESTOWER HOLDINGS LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     February 29, 1996 and February 28, 1997




NOTE 1 - NATURE OF OPERATIONS

     Westower Holdings Ltd. was incorporated in the Province of British Columbia, Canada, and reincorporated in Wyoming in July 1997.

     Westower Holdings Ltd. has two subsidiaries, Payne Holdings Ltd. and Westower Communications Ltd. (both British Columbia corporations), and Westower Communications Ltd. has a wholly-owned subsidiary, Westower Communications, Inc. (a Washington Corporation). Westower Holdings Ltd., and its subsidiaries are herein referred to as the "Company".

     The Company designs, builds, installs, modifies and maintains wireless communications transmitting and receiving facilities primarily for providers of wireless communications services. In addition, the Company provides design, engineering, and testing services (collectively, "wireless infrastructure design engineering services") and site acquisition and evaluation services ("site acquisition services") in connection with the installation and relocation of wireless communications facilities. The Company also manufactures and sells unmanned communications shelters designed to be located adjacent to wireless transmitting and receiving facilities to house electrical equipment associated with such facilities. The Company's customers are located throughout North America, but predominantly in the western United States and Canada.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Presentation - These financial statements are presented in U.S. currency and prepared in conformity with U.S. Generally Accepted Accounting Principles.

     (b) Principles of Consolidation - The consolidated financial statements include the financial statements of Westower Holdings Ltd. and its wholly-owned subsidiaries, Payne Holdings Ltd., Westower Communications Ltd. and Westower Communications Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

     As discussed in Note 7, the Company also owns a 50% interest in WTC Leasing Partnership, an Alberta limited partnership which constructs and licenses communication towers in western Canada. The Company's proportionate interest in the assets, liabilities, equity, revenues, and expenses of the partnership is included in these financial statements.

     (c) Contract Revenue and Cost Recognition - Revenue from fixed-price construction contracts is recognized on the percentage-of-completion method. Revenues from contracts based upon time and materials are recognized based upon revenues earned for hours worked and materials consumed. Most of the Company's contracts are short-term and are completed in two to three months. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues earned.

     (d) Cash and Cash Equivalents - For purposes of cash flows reporting, cash and cash equivalents consist of cash in banks and money market investments on deposit with major Canadian and Northwest financial institutions.

     (e) Accounts Receivable - The Company offers short-term credit to its customers. Accounts receivable are considered fully collectible and are not collateralized.

     (f) Inventory - The Company's inventory of parts and supplies is stated at the lower of cost, computed on a first-in, first-out (FIFO) basis or market.

     (g) Property, Equipment and Depreciation - Property and equipment are stated at cost less accumulated depreciation. Improvements which increase the useful life of property, and replacements of major components of property are capitalized, while maintenance, repairs and minor replacements are expensed as incurred.

     Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives by major depreciable property and equipment category are as follows: buildings rented to others, 20 years; communication towers licensed to others, 20 years; furniture, fixtures and equipment, 3 to 10 years; and vehicles, 5 years.

     (h) Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus the change in deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to the timing and recognition of depreciation on depreciable assets and profit on uncompleted contracts. The deferred tax amounts represent the future tax consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled.

     (i) Translation of Foreign Currencies - Assets and liabilities of foreign operations, where the functional currency is the local currency, are translated in U.S. dollars at the rate of exchange in effect on the balance sheet date, except for property and equipment, which is translated at the historical rates of exchange in effect when the associated assets were purchased. Revenue and expenses are translated using the average rates of exchange prevailing during the year. Related translation adjustments are reflected in the stockholders equity section of the consolidated balance sheet.

     (j) Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Significant   estimates   subject  to  revisions   and  possibly   material
adjustment, upon the outcome of future unknown events include the following:

         (1) Contract Revenue and Cost Recognition - A significant portion of construction revenues and costs are based upon management's estimates which are in turn based upon past experience, reports from the field and economic trends and long-term agreements. Actual revenues and costs are therefore not known until contracts are completed and all revenues are billed and costs invoiced and accepted.

         (2) Depreciation - Depreciation represents an expense allocation matching asset costs to revenue earned over the estimated lives of assets owned by the Company. Periodically, the Company re-evaluates the lives and methods of depreciation applied to its property and equipment and considers such things as general condition and utility, technological status and economic viability. Such evaluations may result in the Company's revision and adjustment of asset carrying values in relatively short-term time periods.

         (3) Income Taxes - The Company operates in a number of taxing jurisdictions and endeavors to comply with all tax laws as applicable, consistent with minimizing taxes paid by the Company where possible. To comply with these laws the Company must allocate and prorate certain items of revenue and expense in addition to establishing appropriate transfer pricing policies. These allocations and policies are subject to scrutiny and audit which may result in the Company's need to adjust its tax accruals and provisions as a result of its interactions with taxing authorities.

         (4) Translation Of Foreign Currencies - The Company's business operations currently include significant operations in Canada. In recent history the exchange rates between U.S. and Canadian currencies have been relatively stable and translation adjustments have not been significant. Exchange rates are affected by factors outside the Company's control including political policies and actions and economic trends and events. Accordingly, the values of assets and liabilities denominated in the Canadian currency are subject to adjustment based upon many factors.

     (k) New Accounting Standards - In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128. The new standard replaces primary and fully diluted earnings per share with basic and diluted earnings per share. SFAS No. 128 is required to be adopted by the Company in the year ending February 28, 1998. Had the Company been required to adopt SFAS No. 128 for the periods presented, the adoption would not have impacted reported earnings per share.

     In June 1997, the FASB issued SFAS No. 130 and 131. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components. SFAS No. 131 establishes standards for reporting about operating segments, products and services, geographic areas, and major customers. The standards become effective for fiscal years beginning after December 15, 1997. Management plans to adopt these standards in the year ending February 28, 1999. Management believes that provisions of SFAS No. 130 and 131 will not have a material effect on its financial condition or reported results of operation.


NOTE 3 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     The Company's costs, earnings and billings on uncompleted contracts at February 28, 1997 are as follows:

Costs incurred on uncompleted contracts                            $  4,081,377
Estimated earnings                                                      361,435
Less billings to date                                                (4,215,306)
                                                                   ------------
         Total                                                     $    227,506
                                                                  =============
Included in the accompanying balance sheet
     Costs and estimated earnings in excess of billings on uncompleted
        Contracts                                                  $    357,150
     Billings in excess of costs and estimated earnings on uncompleted
        contracts                                                      (129,644)
                                                                   ------------
              Total                                                $    227,506
                                                                   ============


NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at February 28, 1997:

Land                                                                 $  804,573
Buildings                                                               230,661
Communication towers                                                    140,670
Vehicles                                                                299,424
Furniture and fixtures                                                  151,915
Equipment                                                               188,606
Leasehold improvements                                                   26,341
                                                                  -------------
                                                                      1,842,190
Less accumulated depreciation                                           248,500
                                                                  -------------
                                                                    $ 1,593,690

                                                                  ==============
     Depreciation expense on property, plant and equipment in 1996 and 1997 was $80,710 and $91,680, respectively.

NOTE 5 - LONG-TERM DEBT

     The Company's long-term debt consists of the following at February 28, 1997:

     Note payable to bank, due on demand, in Canadian dollars,
     monthly principal payments of $1,764 plus interest at the
     bank's  prime rate (4.75%) plus 1%, and secured by a mort-
     gage on land and a security agreement on all corporate assets.    $211,700

     Note payable to bank, due on demand, in Canadian dollars,
     monthly principal payments of $2,172,  plus  interest at
     the bank's prime rate (4.75%) plus 1% and secured by a
     mortgage on land and buildings, and an assignment of
     rental income.                                                     112,548

     Note payable to bank, due on demand, in Canadian dollars,
     monthly principal payments of $6,713 plus  interest at the bank's  prime rate (4.75%) plus 2%, and secured by an
     assignment of rent,  General  Security  Agreement on all
     assets of Westower Communication Ltd. and WTC Leasing
     Partnership, and personal guarantees of corporate officers.         77,596

     Notes payable to bank, maturing from April 1, 1998 to
     September 1, 1999, with interest at rates from 7.5% to
     9.99%,  monthly  payments  of $2,573 and secured by vehicles.       48,580

     Vehicle purchase financing with interest at 9.33%, monthly
     payments of $788 and secured by a vehicle.                          34,979
                                                                        -------
               Total long-term debt                                     485,403
               Less current portion                                    (436,258)
                                                                       --------
     Long-term portion                                                 $ 49,145
                                                                       ========

Long-term debt matures as follows:

         Year Ending
         February 28,
             1998                                                    $  436,258
             1999                                                        21,200
             2000                                                        14,862
             2001                                                        13,083
                                                                     ----------
                                                                     $  485,403
                                                                     ==========

     The Company's loan agreements with banks contain covenants requiring a subsidiary of the Company to maintain a working capital ratio of 1.25:1 and a debt to equity ratio of 2.5:1. At February 28, 1997, both the Company and the subsidiary were in breach of these two ratio requirements, as the consolidated working capital ratio was .93:1 and the consolidated debt to equity ratio was 4.8:1. Under the terms of the agreements, the bank may declare a default and call the notes if the Company is in violation of these requirements. As of July 21, 1997, the bank has not waived the ratio requirements, and the entire amount of the bank notes of $401,844 is considered current at February 28, 1997.


NOTE 6 - INCOME TAXES

The provision for income taxes is comprised by the following:

                                                           1996          1997
                                                           ----          ----
      Current Canadian taxes                           $  32,252     $   43,399
      Deferred Canadian taxes                             60,803        248,474
      Current U.S. Federal taxes                               -        118,712
      Deferred U.S. Federal taxes                                        (2,348)
      Current State taxes                                      -         14,112
                                                         -------       --------
                 Total income tax provision            $  93,055     $  422,349
                                                       =========     ==========

The total tax provision differs from the amount computed using the statutory Federal and Canadian income tax rates as follows:

                                     Canadian            U.S.            Total
                                     Income            Income          Income
       1996
         Pretax net income           $262,258          $76,752         $339,010
         Statutory rates                 45%               34%             43%
         Tax at statutory rates       118,016           26,096          144,112
         Benefit of graduated rates   (24,961)              -           (24,961)
         Effect of net operating
             loss carryover                -           (26,096)         (26,096)
         Provision for income taxes    93,055               -            93,055
             Effective tax rates         35%                0%             27%

                                     Canadian            U.S.            Total
                                     Income            Income          Income
       1997
         Pretax net income           $766,586         $358,128       $1,124,714
         Statutory rates                 45%               34%             42%
         Tax at statutory rates       344,963          121,964          466,927
         Benefit of graduated rates   (53,090)            (802)         (53,892)
         State income taxes, net
           of U.S. tax benefit             -             9,314            9,314
             Provision for income
             taxes                    291,873          130,476          422,349
               Effective tax rates       38%               36%             38%

The significant components of deferred income tax expense are as follows:
                                                        1996            1997
                                                        ----            ----
Canadian Taxes
         Depreciation of property and equipment         $1,196          $(5,772)
         Revenues recognized on uncompleted contracts   59,607          254,246
                                                     ---------      -----------
                  Subtotal deferred income tax
                   expense for foreign taxes            60,803          248,474
Federal taxes
         Depreciation of property and equipment             -            (2,348)
                                                      --------     ------------
                  Total deferred income tax expense     60,803        $ 246,126
                                                      ========        =========


The tax effects of temporary differences that give rise to significant portions of the deferred tax liability are as follows:
                                                                   1997
Property and equipment, principally
   due to depreciation differences                          $     1,235
Costs and estimated earnings in
   excess of billings on uncompleted contracts                  348,477
                                                             ----------
                  Total deferred tax liability                $ 349,712
                                                              =========


NOTE 7 - INVESTMENT IN WTC LEASING PARTNERSHIP

(a) Nature of Operation - As discussed in Note 2(b), the Company owns a 50% interest in WTC Leasing, an Alberta limited partnership (the Partnership). The Partnership constructed six communication towers in western Canada, and generates substantially all revenues through license agreements with a single wireless communication service provider.

(b)  Summary  Financial   Information  -  The  following  is  summary  financial
information for the Partnership as a whole:

SUMMARY BALANCE SHEET

                                                                        1977
Assets
     Current assets                                                $     24,572
     Property and equipment, net                                        334,850
                                                                    -----------
         Total assets                                              $    359,422
                                                                    ===========
Liabilities and Equity
     Accounts payable                                              $     18,234
     Note payable                                                       155,194
     Equity                                                             185,994
                                                                    -----------
         Total liabilities and equity                              $    359,422
                                                                   ============

 SUMMARY OPERATING RESULTS
                                                        1996            1997
                                                        ----            ----
Revenues                                             $151,562          $163,076
                                                     --------        ----------
Expenses
     Operating expenses                                41,624            56,538
     Depreciation                                      11,052            11,052
     Interest                                          19,954            15,470
                                                     --------        ----------
         Total expenses                                72,630            83,060
                                                     --------        ----------
Pre-Tax income                                      $  78,932        $   80,016
                                                    =========        ==========

     (c) Property and Equipment - The Partnership purchased communication towers and related equipment shelters from the Company and from another related party entity holding an interest in the Partnership. Property and equipment is depreciated using the straight-line method, over a twenty-year life for towers and shelters. Costs and accumulated depreciation for the property and equipment is as follows:

                                                       1996             1997
                                                       ----             ----
Towers                                            $   281,340     $     281,340
Shelters                                              100,482            89,430
                                                   ----------      ------------
                                                      381,822           370,770
         Less accumulated depreciation                (42,955)          (62,046)
                                                   ----------      ------------
                                                  $   338,867     $     308,724
                                                 ============     =============

     The Company periodically evaluates the remaining useful life and recoverability of such equipment in light of the unexpired term of the Licensing Agreements discussed in paragraph (d) below. Since the renewal of the Licensing Agreements through the estimated 20 year life of the equipment is not guaranteed, it is reasonably possible that the Company's estimate that it will recover the carrying amount of the equipment from future operations will change in the near term.

     (d) Licensing Agreements - The Partnership derives 100% of its revenues from licensing agreements, for utilization of space on the Partnership's communication towers. Substantially all of the agreements are with one customer. At the expiration of the agreements in 1998 and 1999, the licensee may terminate the agreements with no further obligation, renew the agreements for a five year term at rates to be negotiated, or negotiate to purchase the towers on which the license is held. Management expects the licensee to either renew the agreements at similar terms, or negotiate to purchase the towers at the expiration of the agreements. Future minimum license revenues under the agreements are due as follows:

         1998                                                   $   195,180
         1999                                                       151,765

NOTE 8 - RELATED PARTY TRANSACTIONS

     The Company receives consulting services from Westower Consulting, an enterprise under common control with the Company. Charges for these services were approximately $-0- in fiscal year 1996 and $93,500 in fiscal year 1997. Amounts due to Westower Consulting were $36,500 at February 28, 1997. The Company expects that payments to Westower Consulting will not continue in fiscal year 1998 because the related services will be performed by Company employees and officers.

     The Company purchases goods and services from Western Telecom Construction Ltd., a corporation owned by a family member of one of the stockholders of the Company. During the years ended February 29, 1996 and February 28, 1997, purchases by the Company from Western Telecom Construction Ltd. were $805,143 and $1,822,326, respectively. Trade accounts payable to Western Telecom were $483,379 at February 28, 1997. The Company also sold goods and services to Western Telecom Construction, Ltd. in the amount of $856,003 in 1996 and $554,181 in 1997. Additionally, as discussed in Note 7(c), a portion of the cost of communication towers was purchased from Western Telecom Construction Ltd. in 1994 for $196,626.

     The Company purchased equipment shelters from WTC Buildings Ltd., a wholly-owned subsidiary of Westower Holdings Ltd., now liquidated. At February 28, 1997 the shelters were recorded at a cost of $89,430.

Notes payable to related parties are detailed as follows:

Unsecured notes payable to a member of Company  management
and his spouse, in Canadian dollars,  with  interest  at
5% per year,  and by  agreement,  no  principal  payments
required prior to June 30, 1998, thereafter due on demand.           $  452,199
Unsecured  note  payable  to a  corporation  controlled
by a  director,  in  Canadian dollars,  without interest
 and by agreement,  no principal  payments required prior
 to June 30, 1998.                                                      120,012
Unsecured note payable to a director without  interest
and by agreement,  no principal payments required prior
 to June 30, 1998.                                                      100,000
                                                                        -------
                                                                     $  672,211
                                                                        =======

     As discussed in Note 9, the Company intends to raise capital through a sale of securities to the public in 1997, the proceeds of which are intended in part to be used to retire this existing related party debt.

NOTE 9 - SUBSEQUENT EVENTS

     In June 1997, Westower Corporation was incorporated in Washington, and subsequently acquired all the issued shares of Westower Holdings Ltd., in exchange for 3,000,000 shares of its common stock. Westower Corporation has 10,000,000 shares of common stock authorized. In July 1997, Westower Holdings Ltd. renounced its incorporation in British Columbia, and received a Certificate of Incorporation in the state of Wyoming. The Company intends to raise capital in the new Company through an underwritten public offering of 1,000,000 shares of common stock and 1,000,000 Redeemable Common Stock Purchase Warrants registered with the Securities and Exchange Commission on Form SB-2. Expected gross proceeds are approximately $7,500,000.

     Subsequent to year end, Westower Corporation authorized and implemented a stock option plan for the purposes of awarding options to employees. Westower Corporation authorized and reserved 400,000 shares for this purpose. After the creation of the plan, options for 132,000 shares were granted to key executives at a price of $8.25 per share and 24,000 at a price of $7.50 per share. One-third of the options will become exercisable in January 1998, with the second one-third exercisable in January 1999, and the final one-third exercisable in January 2000.

     Earnings per share have been presented by giving retroactive effect to the Company's issuance of 3,000,000 shares, no shares were deemed outstanding through stock options as the exercised price of the issued options equals or exceeds the contemplated intial offering price.

     On March 31, 1997 the Company obtained a $250,000 line of credit from Hong Kong Bank of Canada for a six-month period. The agreement contains certain covenants and restrictions including a limitation on the payment of dividends.


NOTE 10 - EARNINGS PER SHARE

     Earnings per common share are computed by dividing net income by the total of the number of common shares outstanding assuming a retroactive issuance of 3,00,000 shares.




NOTE 11 - RETIREMENT PLAN

     The Company's Washington subsidiary, Westower Communications Inc. adopted a defined contribution retirement plan, effective January 1, 1997. The plan contains certain participation criteria and allows for both employee and employer discretionary contributions. The total Company funded discretionary contribution for 1997 was $46,114.


NOTE 12 - COMMITMENTS

     The Company is a guarantor on a bank loan held by WTC Leasing Partnership (discussed further in Note 7), in the amount of $155,194 at February 28, 1997. Fifty percent of this loan balance, or $77,597, which reflects the Company's proportionate share of its interest in the Partnership, is reflected in the Company's Balance Sheet, and is disclosed in Note 5. The Company is contingently liable on the remaining $77,597 portion of the loan, which is not included on the Company's Balance Sheet.

     The Company leases office space in Washington under a noncancelable lease expiring December 31, 1999. The following is a schedule of future minimum noncancelable lease payments under this agreement:

         Year Ending
         February 28,
              1998                                                  $   27,000
              1999                                                      27,000
              2000                                                      22,500
                                                                    ----------
              Total                                                  $  76,500
                                                                     =========

Rent expense for the year ended February 28, 1997 was $27,450.


NOTE 13 - INFORMATION ABOUT CREDIT RISK AND BUSINESS CONCENTRATIONS

     Assets for which the Company has credit risk include trade accounts receivable, which amounted to $1,535,734 at February 28, 1997. The Company's trade customers are concentrated in the wireless communications industry. Sales to 12 major customers approximated 73% and 84% of total sales for the years ended February 29, 1996 and February 28, 1997, respectively. Amounts due from four customers approximated 73% of the total accounts receivable at February 28, 1997.

     The Company expects that sales to relatively few customers will continue to account for a high percentage of its net sales in the foreseeable future and believes that its financial results depend in significant part upon the success of these few customers. Although the composition of the group comprising the Company's largest customers may vary from period to period, the loss of a significant customer or any reduction in orders by any significant customers, including reductions due to market, economic or competitive conditions in the wireless communications industry, may have a material adverse effect on the Company's business, financial condition and results of operations.

     The following table represents approximate sales and trade accounts receivable related to the geographic regions in which the Company operates.

                                                           1996
                                              Total   United States   Canada
Sales                                          100%         30%          70%
                                               ===          ==           ==
Net Income                                     100%         31%          69%
                                               ===          ==           ==

                                                           1997
                                              Total   United States   Canada
Sales                                          100%         40%          60%
                                               ===          ==           ==
Net Income                                     100%         32%          68%
                                               ===          ==           ==
Net Assets                                     100%         31%          69%
                                               ===          ==           ==



NOTE 14 - DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash, accounts receivable, trade accounts payable and other current liabilities - The carrying value amounts reported in the balance sheet for these items approximate those accounts fair values.

     Long-term Debt - The fair value of long-term debt approximates carrying value.

     Notes Payable to Related Parties - It is not practica1 to estimate fair value of notes payable to related parties as these transactions are not arms length.

                             WESTOWER HOLDINGS LTD.
                           CONSOLIDATED BALANCE SHEETS
                              May 31, 1996 and 1997
                                   (Unaudited)

                                     ASSETS
                                                      1996               1997
                                                      ----               ----

CURRENT ASSETS
     Cash                                            $67,649           $377,502
     Contracts receivable, net                     1,265,005          2,070,690
     Costs and estimated earnings
        in excess of billings on
      uncompleted contracts                          297,776          1,062,260
     Inventory (note 2)                                    -            221,826
                                                   ---------          ---------
                                                   1,630,430          3,732,278

PROPERTY AND EQUIPMENT, net                          871,942          1,694,199
Other assets, net                                     23,740             63,810
                                                  ----------         ----------
                                                 $ 2,526,112        $ 5,490,287
                                                 ===========        ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Trade accounts payable                         $911,438         $1,400,709
     Billings in excess of costs and
       estimated earnings on
       uncompleted contracts                         149,915            997,130
     Current portion of long-term debt               259,635            316,246
     Bonuses payable                                  73,000            244,550
     Income taxes                                      7,417            137,388
     Deferred income taxes                           225,238            568,712
                                                   ---------        -----------
              Total current liabilities            1,626,643          3,664,735

LONG-TERM DEBT                                        37,533            179,653

NOTES PAYABLE TO RELATED PARTIES                     634,806            555,473
                                                ------------        -----------

              Total liabilities                    2,298,982          4,399,861
                                                ------------       ------------


STOCKHOLDERS' EQUITY
     Capital Stock (note 3)                           30,000             30,000
     Foreign Currency Translation Adjustment          28,599             26,777
     Retained Earnings                               168,531          1,033,649
                                                ------------       ------------
              Total stockholders' equity             227,130          1,090,426
                                                ------------       ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $2,526,112        $ 5,490,287
                                                  ==========        ===========

                             WESTOWER HOLDINGS LTD.
                        CONSOLIDATED STATEMENTS OF INCOME
                  FOR THREE MONTHS ENDED MAY 31, 1996 AND 1997
                                   (Unaudited)



                                                      1996               1997
                                                     ------             ------
Contract Revenues Earned                        $  1,881,332       $  3,288,173

Costs of Revenues Earned                           1,361,943          2,385,913
                                                 -----------       ------------

         Gross Profit                                519,389            902,260

Selling, General and Administrative Expenses         189,366            312,411
                                                ------------      -------------

Earnings Before the Following                        330,023            589,849

Interest Expense                                      11,439             13,512
                                                      ------             ------

Earnings Before Income Taxes                         318,584            576,337

Income Taxes                                         124,000            219,000
                                                ------------     --------------

Net Income                                      $    194,584      $     357,337
                                                ============      =============

                             WESTOWER HOLDINGS LTD.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                FOR THE THREE MONTHS ENDED MAY 31, 1996 AND 1997
                                   (Unaudited)

                                                     1996               1997
                                                   ----------         -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                      $   194,584       $   357,337
Adjustment to reconcile net earnings to net
  cash provided by earnings
     Depreciation and amortization                     15,411            47,386
     Changes in non-cash current assets
       and liabilities (net)                         (454,839)         (224,706)
                                                   ----------         ---------
     Net cash provided by (used in)
       Operating activities                          (244,844)          180,017
                                                    ---------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of property and equipment               (87,324)         (133,535)

CASH FLOWS FROM FINANCING ACTIVITIES
     Principal payments on long-term debt              (6,147)         (162,029)
                                                  ------------          -------

NET INCOME (DECREASE) IN CASH                        (338,315)         (115,547)
CASH - beginning of period                            405,964           493,049
                                                  -----------      ------------
CASH - end of period                              $    67,649       $   377,502
                                                  ===========       ===========
SUPPLEMENTAL DISCLOSURE
     Interest paid                                $     6,564       $     8,938
                                                 ============     =============

                             WESTOWER HOLDINGS LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE THREE MONTHS ENDED MAY 31, 1996 AND 1997
                                   (Unaudited)

Notes 1: Basis of Presentation

     The notes to the consolidated financial statements do not present all disclosures required under generally accepted accounting principles but instead, as permitted by Securities and Exchange Commission regulations, presume that users of the interim financial statements have read or have access to the February 28, 1997 audited consolidated financial statements and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context.

     The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of the results for interim periods. The results of operations for the three-month period ended May 31, 1996 and 1997 respectively are not necessarily indicative of the results to be expected for the full year.

Note 2: Inventory

     Inventory is stated at the lower of cost and estimated net realizable value using the first in first out method. Inventory consists of materials purchased for future construction not associated with specific jobs.

Note 3: Capital Stock

     Capital stock is presented as if Westower Corporation had existed on May 31, 1997 and had acquired Westower Holdings Ltd.

     No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                                            TABLE OF CONTENTS
                                                 PAGE
Additional Information....................        2
Prospectus Summary........................        3
Risk Factors..............................        6
Use of Proceeds...........................       11
Dividend Policy...........................       11
Dilution..................................       12
Capitalization............................       13
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operation.................       14
Business..................................       17
Management................................       20
Principal Shareholders....................       23
Certain Relationships
   and Related Transactions...............       24
Description of Securities.................       25
Shares Eligible For Future Sale...........       26
Underwriting..............................       27
Legal Matters.............................       29
Experts...................................       29
Index to Financial Statements.............      F-1

     Until ____ , 1997 (25 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                 1,000,000 UNITS

                             Each Unit Consisting of
                            One Share of Common Stock
                                       and
                              One Redeemable Common
                             Stock Purchase Warrant

                                 OFFERING PRICE

                                      $7.50
                                    PER UNIT

                                    Westower
                                   Corporation


                                   Prospectus

                                     , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Pursuant to Section 23B.08.500 of the Washington Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in his official capacity with the corporation including expenses and attorneys fees. Article VII of the Bylaws provides that the Company may indemnify and hold harmless to the full extent permitted by applicable law each person who was or is made party to or is threatened to be made a party to or is involved in an actual or threatened action, suit or other proceeding, civil or criminal, by reason of the fact that he is or was a director, officer, employee or agent of the Company against all expenses, liabilities and losses, including attorneys fees, judgements, fines, and ERISA excise taxes or penalties, actually or reasonably incurred or suffered by such person in connection with any such action. Article VI of Articles of Incorporation provides that any personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director is eliminated, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of a law by a director, for conduct violating RCW 23B.08.310, for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when this Article becomes effective. If after this Article becomes effective the Washington Business Corporation Act is amended to authorize further elimination or limitation of liability of a director, then, upon the effective date of the amendment, the liability of a director shall be further eliminated and limited without further act to the fullest extent so authorized. No amendment or repeal of these Articles of Incorporation shall reduce the extent of any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal. Article VII of the Articles of Incorporation provides for indemnification of the directors and officers as follows:

                                  "ARTICLE VII
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     7.1 Right to Indemnification. EACH INDIVIDUAL (including an individual's personal representative) who was or is made a party or is threatened to be made a party to, or is otherwise involved (including, without limitation, as a witness) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or by or in the right of the corporation, or otherwise (a "Proceeding") because the individual or another individual of whom the individual is a personal representative: (a) is or was a director or officer of the corporation or any predecessor entity, or (b) being or having been such a director or officer, is or was serving at the request of the corporation or any predecessor entity as a director, officer, partner, trustee, employee, agent, or in any other relationship or capacity whatsoever, of any other foreign or domestic corporation, partnership, joint venture, employee benefit plan or trust or other trust, enterprise or other private or governmental entity, agency, board, commission, body or other unit whatsoever (
(a) and (b)  collectively,  an  "Indemnitee")

     SHALL BE INDEMNIFIED AND HELD HARMLESS by the corporation to the fullest extent not prohibited by the Washington Business Corporation Act as the same exists or may hereafter be amended (but, in the case or any amendment, only to the extent that the amendment does not prohibit the corporation from providing broader indemnification rights than prior to the amendment) IF the Indemnitee acted in good faith and reasonably believed the Indemnitee's conduct was in the corporation's best interests (in the case of conduct in the Indemnitee's official capacity with the corporation) and (in all other cases) was at least not opposed to the corporation's best interests and is fairly and reasonably entitled to indemnification in view of all the relevant circumstances ("Corporation's Standards for Indemnification"), WITHOUT REGARD TO the limitations in RCW 23B.08.510 through 23B.08.550, AND WHETHER OR NOT the Indemnitee met the standard of conduct set forth in RCW 23B.08.510 or any other standard of conduct set forth in RCW 23B.08.500 through RCW 23B.08.580,

     AGAINST ALL DIRECT AND INDIRECT EXPENSES, LIABILITIES AND LOSSES (including but not limited to attorney fees, judgments, settlements, penalties, fines, ERISA and employee benefit plan and other excise taxes and other taxes and penalties, environmental and remediation expenses, settlements, penalties and fines, and other adverse effects) that are actually incurred or suffered by the Indemnitee in connection with the Proceeding (whether or not the basis of the Proceeding is alleged  conduct,  action or inaction in an official capacity as a director, officer, partner, trustee, employee, agent, or in any other relationship or capacity whatsoever). The indemnification granted in the Article is a contract right and includes the right to payment by, and the right to receive reimbursement from, the corporation of all the Indemnitee's expenses as they are incurred, including advances in advance of final disposition of the Proceeding. The term "expenses" as used in this Article includes without limitation all counsel and attorneys' fees and costs. Notwithstanding the foregoing, an advance for expenses incurred by an Indemnitee who is a party to a Proceeding because the Indemnitee is or was a director of the corporation or any predecessor entity shall be made in advance of final disposition of the Proceeding only upon receipt by the corporation of (i) a written undertaking (hereinafter an "undertaking") executed personally or on the Indemnitee's behalf to repay the advance if and to the extent it is ultimately determined by order of a court having jurisdiction (which determination shall become final upon expiration of all rights to appeal, hereinafter a "final adjudication") that the Indemnittee is not entitled to be indemnified for such expenses under this Article, and (ii) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the Indemnitee has net the Corporation's Standards for Indemnification as defined in this Article for the amount claimed. The undertaking must be an unlimited general obligation of the Indemnitee, unsecured and without reference to financial ability to make repayment.

     7.2 Court-Ordered Indemnification or Advance; Presumption. If any claim for indemnification or advance of expenses under Section 7.1 of this Article is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the Indemnitee may at any time thereafter apply for indemnification or advance of expenses to the court conducting the Proceeding or to another court of competent jurisdiction. If the Indemnitee is successful in whole or in part in any such application, the corporation shall also pay to Indemnitee all the Indemnitee's expenses in connection with the application. The Indemnitee shall be presumed to be entitled to indemnification and advances of expenses under this Article upon the corporation's receipt of Indemnitee's written claim (and in any application to a court for indemnification or advance of expenses), and thereafter the corporation shall have the burden of proof to overcome that presumption. Neither the fact that the corporation (including its board of directors, special legal counsel or its shareholders under RCW 23B.08.550, or otherwise) did, nor the fact that the corporation (including its board of directors, special legal counsel or its shareholders under RCW 23B.08.550, or otherwise) did not, make a determination that the Indemnitee is or is not entitled to indemnification or advance of expenses, shall be a defense to the application or create a presumption that the Indemnitee is not so entitled. If the Indemnitee applies to a court having jurisdiction for determination of the right to indemnity or advance of expenses, or amount thereof, the court's determination shall become final upon expiration of all rights to appeal, and such a final adjudication shall supersede any other determination made in accordance with RCW 23B.08.550, or otherwise.

     7.3 Nonexclusivity of Rights, Severability. The right to indemnification (including but not limited to payment, reimbursement and advances of expenses) granted in this Article is not exclusive of any other rights that any individual may have or hereafter acquire under any statute, common law, provision of the Articles of Incorporation or Bylaws of the corporation, agreement, vote or resolution of shareholders or disinterested directors, or otherwise. Notwithstanding any amendment to or repeal of this Article, any Indemnitee shall be entitled to indemnification and advance of expenses in accordance with the provisions of this Article with respect to any conduct, acts or omissions of the Indemnitee occurring prior to the amendment or repeal. If any provision or term of this Article is determined to be void or unenforceable for any reason, the remaining provisions and terms shall remain in full force and effect.

     7.4 Insurance, Contracts and Funding. The corporation may purchase and maintain insurance, at its expense, to protect itself and any individual (including an individual's personal representative) who is or was a director, officer, employee or agent of the corporation or any predecessor entity or who being or having been such a director or officer, is or was serving at the request of the corporation or any predecessor entity as a director, officer, partner, trustee, employee, agent, or in any other relationship or capacity whatsoever, of any foreign or domestic corporation, partnership, joint venture, employee benefit plan or trust or other trust, enterprise or other private or governmental entity, agency, board, commission, body or other unit whatsoever, against any expense, liability or loss, whether or not the corporation would have power to indemnify the individual against the same expense, liability or loss under the Washington Business Corporation Act, or RCW 23B.08.510 or 23B.08.520, or otherwise. The corporation may grant indemnity, and may enter into contracts granting indemnity, to any such individual, whether or not in furtherance of the provisions of this Article, and may create trust funds, grant security interests and use other means (including, without limitation, letters of credit) to secure and ensure the payment of indemnification amounts.

     7.5   Partial   Indemnification.   If  an   Indemnitee   is   entitled   to
indemnification by the corporation for some or a portion of expenses, liabilities or losses, but not for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of the expenses, liabilities and losses to which the Indemnitee is entitled.

     7.6 Successors and Assigns. All obligations of the corporation to indemnify any Indemnitee: (i) are binding upon all successors and assigns of the corporation (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law), (ii) are binding on and inure to the benefit of the spouse, heirs, personal representatives and estate of the Indemnitee, and (iii) shall continue as to an Indemnitee who has ceased to be a director, officer, partner, trustee, employee, or agent (or other relationship or capacity) included in the definition of Indemnitee in Section
7.1 of this Article. The corporation shall not effect any sale or other transfer of substantially all of its assets, merger, consolidation or other reorganization unless the purchaser, transferee, successor or surviving entity (as the case may be) agrees in writing to assume all such obligations of the corporation."

Item 25. Other  Expenses of Issuance and  Distribution

     Estimated expenses in connection with the public offering by the Company of the securities offered hereunder are as follows:

Securities and Exchange Commission Filing Fee                       $     4,156
NASD Filing Fee                                                           2,502
Blue Sky Fees and Expenses*                                               5,000
American Stock Exchange Application and Listing Fee*                     30,000
Accounting Fees and Expenses*                                            40,000
Legal Fees and Expenses*                                                 70,000
Printing*                                                                85,000
Fees of Transfer Agents and Registrar*                                    5,000
Underwriters' Non-Accountable Expense Allowance                         150,000
Miscellaneous*                                                          108,342
                                                                     ----------
         Total*                                                     $   500,000
                                                                    ===========
----------------
*        Estimated.

Item 26. Recent Sales of Unregistered Securities

     The following is a summary of the only transaction by the Registrant during the last three years involving the sale of securities which were not registered under the Securities Act:

     In June 1997, the Registrant issued 3,000,000 shares of its Common Stock to the four shareholders of Westower Holdings Ltd. ("Ltd") in exchange for all of the outstanding shares of Ltd. Three of the four shareholders of Ltd. were officers and directors of that company and in the transaction became officers and directors of the Registrant. The fourth shareholder continues as a principal shareholder of the registrant as he was with Ltd. No underwriter was involved in the transaction. The transaction was exempt from registration under the Securities Act pursuant to Section 4 (2) thereunder as a transaction not involving a public offering.

Item 27. Exhibits

Exhibit No.                         Item
-----------                         ----
Exhibit 1.1       Form of Underwriting Agreement.(1)
Exhibit 1.2       Form of Underwriters' Warrant Agreement.(1)
Exhibit 1.3       Form of Selected Dealer Agreement.(1)
Exhibit 1.4       Form of Agreement Among Underwriters.(1)
Exhibit 3.1       Articles of Incorporation.(1)
Exhibit 3.2       Bylaws of the Registrant(1)
Exhibit 5.1       Opinion of Maurice J. Bates LLC(2)
Exhibit 10.1      Form of Warrant Agreement.(1)
Exhibit 10.2      1997 Stock Option Plan(1)

Exhibit 21.1      Subsidiaries of the Registrant.(1)
Exhibit 23.1      Consent of Moss Adams, LLP Certified Public Accountants.(1)
Exhibit 23.2 Consent of Maurice J. Bates LLC. is contained in his opinion to be filed as Exhibit 5.1 to this registration statement.(2)
Exhibit 27.1      Financial Data Schedule (1)
(1) Filed herewith
(2) To be filed by amendment


Item 28.  Undertakings
         The undersigned registrant hereby undertakes as follows:
         (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.
         (2) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
                  (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;
                  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
                  (iii) Include any additional or changed material information on the plan of distribution.
         (3) For determining any liability under the Securities Act, treat each post-effective amendment that as a new Registration Statement of the securities offered, and the offering of the securities at that time to be deemed to be the initial bona fide offering
         (4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering..
         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
         (7) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.
         (8) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus s anew registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington on August 5,1997.

                                     Westower Corporation.


                                  By:/s/ Calvin J. Payne
                                    -------------------------------------
                                     Calvin J. Payne, Chairman of the Board and
                                                      Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Calvin J. Payne, S. Roy
Jeffrey,   and  Peter   Lucas,   and  each  for  them,   his  true  and   lawful
attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all further amendments to this Registration Statement (including post-effective amendments), and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or
could  do  in  person   thereby   ratifying   and   confirming   all  that  said
attorneys-in-fact and agents, and each of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                             Date

/s/ Calvin J. Payne
------------------------------
Calvin J. Payne               Chairman of the Board and         August 5, 1997
                              Chief Executive Officer
                              (Principal Executive Officer)
/s/ S. Roy Jeffrey
------------------------------
S. Roy Jeffrey                Director                          August 5, 1997

/s/ Walter Friesen
------------------------------
Walter Friesen                Director                          August 5, 1997

/s/ Peter Lucas
------------------------------
Peter Lucas                   Chief Financial Officer           August 5, 1997
                              (Principal Financial
                              and Accounting Officer)





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